                                                                     EXHIBIT-2.1

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                      DATED

                                DECEMBER 18, 2006

                                  BY AND AMONG

                             2601 METROPOLIS CORP.,

                              CELLSTAR CORPORATION,

                           NATIONAL AUTO CENTER, INC.,

                                 CELLSTAR, LTD.

                                       AND

                           CELLSTAR FULFILLMENT, LTD.

                                TABLE OF CONTENTS

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ARTICLE 1    DEFINITIONS.................................................     2
   1.01      Certain Definitions.........................................     2
   1.02      Other Definitions and Interpretative Provisions.............    10

ARTICLE 2    PURCHASE AND SALE...........................................    11
   2.01      [Intentionally omitted].....................................    11
   2.02      Purchase and Sale of the Purchased Assets...................    11
   2.03      Excluded Assets.............................................    13
   2.04      Assumed Liabilities.........................................    14
   2.05      Excluded Liabilities........................................    14
   2.06      Consent of Third Parties; Further Assurances................    16
   2.07      Purchase Price; Escrow......................................    17
   2.08      Closing.....................................................    17
   2.09      Net Working Capital and Net Other Assets and Liabilities
             Adjustments.................................................    18

ARTICLE 3    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS........    21
   3.01      Corporate Existence and Power...............................    21
   3.02      Corporate Authorization.....................................    21
   3.03      Governmental Authorization..................................    22
   3.04      Noncontravention............................................    22
   3.05      Required Consents...........................................    22
   3.06      [Intentionally omitted].....................................    22
   3.07      Business Financial Statements...............................    23
   3.08      SEC Filings; Financial Statements; Disclosure Controls......    23
   3.09      Absence of Certain Changes..................................    25
   3.10      No Undisclosed Liabilities..................................    25
   3.11      Assets......................................................    25
   3.12      Personal Property...........................................    25
   3.13      Sufficiency of Purchased Assets.............................    25
   3.14      Material Contracts..........................................    25
   3.15      Solvency....................................................    28
   3.16      Change of Control...........................................    28
   3.17      Litigation..................................................    28
   3.18      No Violation of Law.........................................    29
   3.19      Governmental Approvals/Consents.............................    29
   3.20      Properties; Liens...........................................    30
   3.21      Inventories.................................................    31
   3.22      Intellectual Property.......................................    31
   3.23      Systems and Software........................................    32
   3.24      Banks; Powers of Attorney...................................    33
   3.25      Finders' Fees...............................................    33
   3.26      Employee Benefit Plans......................................    33
   3.27      Employee and Labor Matters..................................    35
   3.28      Environmental Matters.......................................    36


                                TABLE OF CONTENTS
                                   (continued)

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   3.29      Insurance...................................................    37
   3.30      Customer and Supplier Relationships.........................    37
   3.31      Accounts Receivable.........................................    38
   3.32      Accounts Payable............................................    38
   3.33      Earn-Out Payments...........................................    38
   3.34      Related Party and Affiliate Transactions....................    39
   3.35      Business Records............................................    39
   3.36      Fairness Opinion............................................    39
   3.37      Foreign Authorized Agents...................................    39
   3.38      Product Warranty............................................    39

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF BUYER.....................    39
   4.01      Corporate Existence and Power...............................    39
   4.02      Corporate Authorization.....................................    40
   4.03      Governmental Authorization..................................    40
   4.04      Noncontravention............................................    40
   4.05      [Intentionally omitted].....................................    40
   4.06      Litigation..................................................    40
   4.07      Finder's Fees...............................................    40

ARTICLE 5    ADDITIONAL COVENANTS OF SELLERS.............................    41
   5.01      Seller Stockholders' Approval; Proxy Statement..............    41
   5.02      Conduct of Business; Notification of Certain Matters........    42
   5.03      No Solicitation of Transactions.............................    44
   5.04      Investigation...............................................    46
   5.05      Consents....................................................    48
   5.06      Notice to Customers and Vendors.............................    48
   5.07      Non-Competition.............................................    48
   5.08      Confidentiality.............................................    49
   5.09      CellStar, etc. Names........................................    49
   5.10      Insurance...................................................    49
   5.11      Intercompany Receivables and Payables.......................    49
   5.12      SEC Investigation...........................................    49
   5.13      Pre-Closing Tax Returns.....................................    49
   5.14      Form 8-K Obligations........................................    50
   5.15      Restrictions on Sellers' Liquidation and Dissolution and
             Other Actions...............................................    50
   5.16      Non-Competition and Confidentiality Covenants...............    51

ARTICLE 6    COVENANTS OF BUYER AND SELLERS..............................    51
   6.01      Reasonable Best Efforts; Further Assurance..................    51
   6.02      Certain Filings; Consents...................................    52
   6.03      Cooperation on Tax Matters..................................    52
   6.04      Public Announcements........................................    52
   6.05      Notices of Certain Events...................................    52
   6.06      WARN Act....................................................    53
   6.07      Non-Solicitation............................................    53

                                TABLE OF CONTENTS
                                   (continued)

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   6.08      Accounts Receivable, Mail, Checks, Etc......................    53
   6.09      No Obligation of Buyer to Maintain Plans, etc...............    54
   6.10      Information Supplied........................................    54

ARTICLE 7    TAX MATTERS.................................................    54
   7.01      Tax Matters.................................................    54
   7.02      Tax Reporting and Allocation of Consideration...............    55
   7.03      General.....................................................    56

ARTICLE 8    PERSONNEL MATTERS...........................................    57
   8.01      Business Employees..........................................    57
   8.02      Employee Communications.....................................    58
   8.03      Acknowledgement.............................................    58
   8.04      No Third-Party Beneficiaries................................    59

ARTICLE 9    CONDITIONS TO CLOSING.......................................    59
   9.01      Conditions to Obligations of Buyer and Sellers..............    59
   9.02      Conditions to Obligation of Buyer...........................    59
   9.03      Conditions to Obligation of Sellers.........................    62

ARTICLE 10   INDEMNIFICATION; SURVIVAL...................................    63
   10.01     Indemnification by Sellers..................................    63
   10.02     Indemnification by Buyer....................................    64
   10.03     Third Party Claims..........................................    64
   10.04     Assistance..................................................    65
   10.05     Survival of Representations, Warranties and Covenants.......    65
   10.06     Limitations on Indemnification..............................    65
   10.07     Matters Relating to Factoring Arrangements..................    66
   10.08     Exclusive Remedy............................................    66

ARTICLE 11   TERMINATION.................................................    66
   11.01     Termination.................................................    66
   11.02     Effect of Termination.......................................    67

ARTICLE 12   MISCELLANEOUS...............................................    68
   12.01     Notices.....................................................    68
   12.02     Amendments and Waivers......................................    69
   12.03     Expenses....................................................    69
   12.04     Successors and Assigns......................................    70
   12.05     Governing Law...............................................    70
   12.06     Counterparts; Effectiveness; No Third Party Beneficiaries...    70
   12.07     Entire Agreement............................................    70
   12.08     Bulk Sales Laws.............................................    71
   12.09     Severability................................................    71
   12.10     Specific Performance........................................    71

                                  EXHIBIT LIST

EXHIBIT A               Form of Assignment and Assumption Agreement
EXHIBIT B-1             Form of License Agreement (Mexico)
EXHIBIT B-2             Form of License Agreement (Chile)
EXHIBIT C               Form of Escrow Agreement
EXHIBIT D               Form of Transition Services Agreement
EXHIBIT E               Form of Certification Statement
EXHIBIT F               Form of Opinion of Sellers' Counsel
EXHIBIT G               Form of Opinion of Buyer's Counsel

                                  SCHEDULE LIST

Schedule 1.01(a)(i)     Additional Employees
Schedule 1.01(a)(ii)    Business
Schedule 1.01(a)(iii)   Business Employees
Schedule 1.01(a)(iv)    Contract and Other Personnel
Schedule 1.01(a)(v)     Leased Real Property
Schedule 1.01(a)(vi)    Retained Businesses
Schedule 2.02           Purchased Assets
Schedule 2.02(b)        Personal Property
Schedule 2.02(d)        Contract Rights
Schedule 2.02(i)        Excluded Insurance
Schedule 2.02(p)        Other Assets
Schedule 2.03           Excluded Assets
Schedule 2.03(j)        Intercompany Receivables
Schedule 2.04           Assumed Liabilities
Schedule 2.05(a)        Other Excluded Liabilities
Schedule 2.05(f)        Certain Retained Employee Liabilities
Schedule 2.07           Purchase Price Allocation
Schedule 2.09(a)(i)     Excluded Payable for Net Working Capital
Schedule 2.09(a)(ii)    Net Working Capital Accounting Principles
Schedule 2.09(a)(iii)   Treatment of Certain Intercompany Balances
Schedule 2.09(a)(iv)    Net Working Capital Illustration
Schedule 2.09(b)        Estimated Net Working Capital
Schedule 2.09(c)(i)     Net Other Assets and Liabilities Accounting Principles
Schedule 2.09(c)(iii)   Net Other Assets and Liabilities Illustration
Schedule 3.01           Subsidiaries

Schedule 3.04           Noncontravention
Schedule 3.05           Required Consents
Schedule 3.07           Business Financial Statements
Schedule 3.08(a)        Seller SEC Documents
Schedule 3.08(b)        Seller Financial Statements
Schedule 3.08(c)        Controls
Schedule 3.09           Absence of Certain Changes
Schedule 3.11           Assets
Schedule 3.14           Material Contracts
Schedule 3.15           Solvency
Schedule 3.16           Change of Control
Schedule 3.17           Litigation
Schedule 3.19           Governmental Approvals/Consents
Schedule 3.22           Intellectual Property
Schedule 3.23           Systems and Software
Schedule 3.24           Banks; Powers of Attorney
Schedule 3.26           Employee Benefit Plans
Schedule 3.27(b)        Employee and Labor Matters
Schedule 3.27(d)        COBRA and Related Matters
Schedule 3.28           Environmental Matters
Schedule 3.29           Insurance
Schedule 3.30           Customer and Supplier Relationships
Schedule 3.31           Accounts Receivable
Schedule 3.32           Accounts Payable
Schedule 3.33           Earn-Out Payments
Schedule 3.34           Related Party and Affiliate Transactions
Schedule 3.37           Foreign Authorized Agents
Schedule 3.38           Product Warranty
Section  5.02(ix)       Permitted Liquidations
Schedule 5.07           Non-Competition
Schedule 6.07           Employees - Non-Solicitation
Schedule 7.01           Tax Matters
Schedule 8.01(i)        Employee Liabilities (to be paid by CellStar)
Schedule 8.01(ii)       Employee Liabilities (to be paid by Buyer)
Schedule 9.01(b)        Governmental Approvals
Schedule 9.02(c)        Third Party Consents
Schedule 9.02(m)        Key Employees

                            ASSET PURCHASE AGREEMENT

          AGREEMENT (this "AGREEMENT") dated December 18, 2006, by and among 2601 Metropolis Corp., an Indiana corporation ("BUYER"), CellStar Corporation, a Delaware corporation ("CELLSTAR"), National Auto Center, Inc., a Delaware corporation ("NAC"), CellStar, Ltd., a Texas limited partnership ("CELLSTAR, LTD."), and CellStar Fulfillment, Ltd., a Texas limited partnership ("CELLSTAR FULFILLMENT"; with each of CellStar, NAC, CellStar, Ltd. and CellStar Fulfillment being herein referred to individually as a "SELLER" and collectively as the "SELLERS"). Sellers and Buyer are herein referred to as a "PARTY" and, collectively as the "PARTIES."

                                   WITNESSETH:

          WHEREAS, CellStar is, directly and indirectly through certain of its Subsidiaries, engaged in the Business (as defined in Section 1.01);

          WHEREAS, it is the intention of the Parties that Buyer acquire (i) all of the assets owned, directly or indirectly, by CellStar which are necessary or appropriate for the operation of the Business and (ii) all of the intellectual property rights owned, directly or indirectly, by CellStar;

          WHEREAS, CellStar owns 100% of the outstanding capital stock of NAC, which in turn owns 100% of the outstanding capital stock of NAC Holdings, Inc., a Nevada corporation ("NAC HOLDINGS");

          WHEREAS, CellStar, Ltd. is a limited partnership, the general partner of which is NAC and the limited partner of which is NAC Holdings;

          WHEREAS, CellStar Fulfillment is a limited partnership, the general partner of which is CellStar Fulfillment, Inc. and the limited partner of which is NAC Holdings;

          WHEREAS, CellStar, NAC, CellStar, Ltd. and CellStar Fulfillment (the "ASSET SELLING ENTITIES") own, directly or indirectly, the Purchased Assets (as defined in Section 2.02); and

          WHEREAS, the Parties desire that, at the Closing (as defined in Section 1.01), each Asset Selling Entity shall sell and transfer to Buyer, and Buyer shall purchase from each Asset Selling Entity, all of the Purchased Assets owned by such Asset Selling Entity and shall assume only the Assumed Liabilities (as defined in Section 2.04), upon such terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

          1.01 Certain Definitions. (a) As used herein, the following terms have the meanings set forth below:

               "ADDITIONAL EMPLOYEES" means the employees of CellStar and certain of its Subsidiaries whose primary job responsibilities are not related to the operation of the Business and who are named in SCHEDULE 1.01(A)(I) annexed hereto.

               "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes hereof, (i) "CONTROL" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have correlative meanings, (ii) each officer and director of CellStar and/or any of its Subsidiaries shall be deemed an Affiliate of CellStar and (iii) an owner of 5% or more of the outstanding shares of common stock of CellStar shall be deemed an Affiliate hereunder if such owner is, and has for the past 12 months been, otherwise affiliated with CellStar under clause (ii) above.

               "APPLICABLE LAW" means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, determination, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended (unless expressly specified otherwise).

               "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT A with such changes as Buyer and CellStar may agree upon.

               "BALANCE SHEET DATE" means November 30, 2005.

               "BUSINESS" means the North American and Miami business described on SCHEDULE 1.01(A)(II) annexed hereto, it being acknowledged that, for the purpose of this Agreement, however, the Business shall be deemed to not include:
(i) the business conducted by CellStar and its Subsidiaries in Mexico and Chile,
(ii) CellStar's corporate headquarters operations, (iii) CellStar's and any of its Subsidiaries' discontinued operations or (iv) CellStar's 19% ownership in CellStar de Colombia Ltda. (other than the Technical Service Agreement and the Supply Agreement).

               "BUSINESS DAY" means any day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

               "BUSINESS EMPLOYEE" means any employee of NAC or CellStar, Ltd., whose primary job responsibilities are related to the Business; for the avoidance of doubt, the individuals named in SCHEDULE 1.01(A)(III) annexed hereto (with such Schedule to be updated as of a date within ten (10) days prior to the Closing Date) comprise all of the Business Employees, and the individuals named in SCHEDULE 1.01(A)(IV) annexed hereto are not Business Employees.

               "CLOSING DATE" means the date on which the Closing occurs. The "CLOSING" shall be deemed to occur at 12:01 a.m. on the date that is the Closing Date. The Closing shall be held at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York.

               "CODE" means the Internal Revenue Code of 1986, as amended.

               "COMPETITION LAWS" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, in all applicable jurisdictions, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

               "CONSENT" means any authorization, approval, order, license, qualification, permit, franchise, certification, waiver or other consent of any third Person or any Governmental Authority.

               "CONTRACT" means any written or binding oral note, bond, mortgage, indenture, guaranty, agreement, contract, sub-contract, or lease (which, for the avoidance of doubt, does not include any employee benefit or health or welfare arrangement).

               "DGCL" means the Delaware General Corporation Law.

               "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, and any employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, disability or sick leave benefits and post-employment or retirement, or other benefits, in each case which is maintained, sponsored, administered, contributed to or to which there is an obligation to contribute by CellStar or any Subsidiary of CellStar (or any ERISA Affiliate of CellStar or any Subsidiary of CellStar) and covers any current or former employee.

               "ENVIRONMENTAL LAWS" means any and all Applicable Laws relating to (i) the environment; (ii) the use, handling, manufacture, generation, transportation, treatment, release, disposal or presence of, or exposure to, pollutants, contaminants, wastes, chemicals or chemical containing substances or materials; or (iii) to public or workplace health or safety.

               "ENVIRONMENTAL LIABILITIES" means any and all Liabilities or commitments of CellStar and its Subsidiaries or any Person for whose conduct CellStar or its Subsidiaries is or may be held responsible, including those arising in connection with or relating to the Business (as currently or previously conducted), the Purchased Assets, or any activities or operations occurring or conducted at the Real Property, or any other real property formerly owned, leased or operated, including real property owned or leased by any former direct or indirect Subsidiary or any Person for whose conduct they are or may be held responsible, which arise under or relate to any Environmental Law, including without limitation a contractual undertaking relating to environmental matters.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

               "ESCROW AGREEMENT" means an Escrow Agreement between Buyer and CellStar in substantially the form attached hereto as EXHIBIT C with such changes as Buyer and CellStar may agree upon.

               "ESTIMATED NET WORKING CAPITAL ADJUSTMENT AMOUNT" shall mean and be equal to the difference between the Estimated Net Working Capital and the Baseline Net Working Capital, whether such difference is a positive or a negative number.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "GAAP" means generally accepted accounting principles in the United States.

               "GOVERNMENTAL AUTHORITY" means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, tribunal, agency or official, including any political subdivision thereof and any arbitral body the decrees of which have the force of law.

               "HAZARDOUS MATERIALS" means any and all materials, pollutants, contaminants, wastes, chemicals or substances listed, defined, designated, classified, considered or regulated as dangerous, special, hazardous, toxic or radioactive under any Environmental Law, including petroleum and any derivative or by-product thereof, asbestos and asbestos-containing materials and PCBs.

               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "INDEBTEDNESS" means (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other instruments,
(iii) all obligations under any hedging or swap obligation or other similar arrangement, (iv) all obligations secured by a Lien on Purchased Assets, (v) all obligations for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business), (vi) all commitments by which a Person assures a creditor against loss (including contingent reimbursement obligations regarding letters of credit), (vii) all obligations under capitalized leases, (viii) all guarantees (other than product warranties made in the ordinary course of business), including guarantees of any items set forth in clauses (i) through (vii), (ix) all outstanding prepayment premiums, if any, and accrued interest and fees; (x) all obligations arising out of or relating to consignment agreements or other arrangements involving CellStar or any Subsidiary thereof; and (xi) all obligations for the deferred purchase price of products or services and expenses related to any of the items set forth in clauses (i) through (x).

               "INTELLECTUAL PROPERTY RIGHTS" means any and all intellectual property rights and industrial property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all (a) rights associated with Patents, including all priority rights resulting from Patent applications, (b) rights associated with works of authorship, including copyrights, moral rights, and rights to prepare derivative works, and rights in copyright registrations and applications, (c) rights relating to the protection of trade secrets and confidential information, (d) rights in trademarks, service marks, trade names, logos, symbols, certification marks, collective membership marks, and the like and registrations and applications therefor, and (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property.

               "IRS" means the United States Internal Revenue Service.

               "KAISER EMPLOYMENT AGREEMENT" means the Amended and Restated Employment Agreement effective as of May 1, 2004, by and between CellStar, Ltd., CellStar and Robert A. Kaiser, as amended by the First Amendment to Amended and Restated Employment Agreement dated May 2, 2005.

               "KNOWLEDGE OF SELLERS," "SELLERS' KNOWLEDGE" or any other similar knowledge qualification in this Agreement means to the actual knowledge of Robert A. Kaiser, Michael J. Farrell, Raymond L. Durham, Elaine Flud Rodriguez, Ana Lusia Marmol, Maria Hernandez, Efrain Vega Morales or Juan Martinez. With respect to the actual knowledge of Ana Lusia Marmol, Maria Hernandez, Efrain Vega Morales or Juan Martinez, it is acknowledged by the Parties that the knowledge of any such individual shall not be imputed to any other individual.

               "LEASED REAL PROPERTY" means all of CellStar's and its Subsidiaries' right, title and interest in all leases, subleases, licenses, concessions and other agreements (the "LEASES"), pursuant to which CellStar or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used or held for use by the Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of CellStar or one of its Subsidiaries thereunder, all of which is described on SCHEDULE 1.01(A)(V) annexed hereto.

               "LEASEHOLD IMPROVEMENTS" means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by CellStar or one of its Subsidiaries, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

               "LIABILITY" means any liability, debt or obligation of any kind, character, or description, and whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured or otherwise, and regardless of when asserted or by whom and whether or not the same is required to be accrued in the financial statements.

               "LICENSE AGREEMENT (CHILE)" means the License Agreement in the form attached hereto as EXHIBIT B-2.

               "LICENSE AGREEMENT (MEXICO)" means the License Agreement in the form attached hereto as EXHIBIT B-1.

               "LIEN" means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, claim, judgment, decree, order, stipulation, assessment, use, condition, restriction, security interest, option, right of first refusal, right of first offer or encumbrance of any kind in respect of such property or asset.

               "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is materially adverse to the Business, Purchased Assets, Liabilities, obligations, operations, condition (financial or otherwise) or results of operations or the conduct of the Business, except for any such change, effect or circumstances (x) to the extent relating solely to any Excluded Asset or Excluded Liability and for which Buyer and its Subsidiaries will have no Liability following the Closing in accordance with the terms of this Agreement or (y) results from or arises in connection with (A) changes, effects or circumstances affecting generally the industries in which the Business operates or (B) changes in economic, regulatory or political conditions generally, laws, GAAP, the accounting rules and regulations of the SEC or publicly announced general interpretations thereof after the date hereof; provided that the changes or effects described in clauses (A) and (B) shall be disregarded only to the extent that the effect or change is not disproportionately adverse to the Business compared to other Persons operating in the industries in which the Business operates. For purposes hereof, (i) a criminal indictment or criminal information or similar proceeding against CellStar or any of its Subsidiaries or any of their respective officers or directors, (ii) an SEC enforcement action in respect of CellStar, any of its Subsidiaries or any of their respective officers or directors relating to actions within the scope of the Business, (iii) receipt by CellStar or any of its Subsidiaries or any of their respective officers or directors of a Wells Notice, or other similar document indicating or threatening the initiation or recommendation by any Governmental Authority of a proceeding against any such Person who is named in this Agreement as being an individual whose knowledge is treated as "Sellers' Knowledge" for purposes hereof, or is a Business Employee or Additional Employee, for violation of securities laws, or (iv) any restatement of earnings, accounting fraud or internal investigation of possible accounting fraud involving CellStar or any of its Subsidiaries, or any public announcement that it is or may be contemplating any action in respect thereof, will in each case be deemed to constitute a Material Adverse Effect, if it is materially adverse to the Business, Purchased Assets, Liabilities, obligations, operations, condition (financial or otherwise) or results of operations or the conduct of the Business.

               "MATERIAL CONTRACTS" means the Contracts required to be set forth in SCHEDULE 3.14 annexed hereto in accordance with Section 3.14(a) hereof.

               "OWNED REAL PROPERTY" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto owned by CellStar or one of its Subsidiaries and used or held for use by the Business or subject to contract or commitment to purchase.

               "PATENTS" means any and all U.S. and non-U.S. patents, patent applications, and industrial design applications, together with any and all continuations, continuations in-part reissues, renewals, re-examinations, or divisional applications thereof, and all patents and industrial design registrations issuing thereon.

               "PERSON" means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a Governmental Authority.

               "PRE-CLOSING TAX PERIOD" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

               "REPRESENTATIVE" means, with respect to any Person, such Person's directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

               "RETAINED BUSINESSES" means the businesses as set forth on
SCHEDULE 1.01(A)(VI) annexed hereto which includes the name, business purpose and location of each such Retained Business.

               "SEC" means the United States Securities and Exchange Commission.

               "SEC INVESTIGATION" means the matters relating to or arising under the investigation commenced by the SEC which investigation was publicly disclosed by CellStar in its Quarterly Report on Form 10-Q filed on April 10, 2006.

               "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               "SUBSIDIARY" with respect to any Person, means any other Person, with respect to whom 50% of more of the equity interest (or debt or other interest convertible into an equity interest) is owned directly or indirectly by such Person.

               "SUPPLY AGREEMENT" means the Supply Agreement by and between NAC and Mobile Technologies Services, S.A., dated May 2004 and any successor or subsequent similar agreement or arrangement in respect of Sellers' Colombia business.

               "TAX" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

          "TAX LAW" means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

          "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

          "TAXING AUTHORITY" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

          "TECHNICAL SERVICE AGREEMENT" shall mean the Technical Service Agreement by and between NAC and Mobile Technologies Services S.A. and any successor or subsequent similar agreement or arrangement in respect of Sellers' Colombia business.

          "TRANSACTION DOCUMENTS" means this Agreement, the Schedules and Exhibits hereto, the Escrow Agreement, the Assignment and Assumption Agreement, the License Agreement (Mexico), License Agreement (Chile) and the Transition Services Agreement, and the Guaranty, dated the date hereof, by Brightpoint, Inc. in favor of CellStar, and all other documents to be executed and delivered pursuant to this Agreement.

          "TRANSITION SERVICES AGREEMENT" means a Transition Services Agreement in substantially the form attached hereto as EXHIBIT D with such changes as Buyer and CellStar may agree upon.

          "TREASURY REGULATIONS" shall mean the income tax regulations issued under the Code.

          For purposes of this Agreement, any references to the "United States" used herein in connection with the Sellers' Business or financial information shall mean "North American".

               (b) Each of the following additional terms is defined in the Section set forth opposite such term:

TERM                                                                     SECTION
----                                                                    --------
Acceptance Notice....................................................   2.09(e)
Acquisition Proposal.................................................   5.03(c)
Agreement............................................................   Preamble
Applicable Period....................................................   5.15(a)
Asset Selling Entities...............................................   Preamble
Asset Selling Entities Inventory.....................................   3.21
Assumed Liabilities..................................................   2.04
Auditors.............................................................   5.14
Baseline Net Working Capital.........................................   2.09(a)
Basket...............................................................   10.06
Business Covered Employees...........................................   6.07(a)
Business Financial Statements........................................   3.07
Buyer................................................................   Preamble
Buyer Indemnified Parties............................................   10.01
Buyer Net Working Capital and Net Other Assets and Liabilities.......   2.09(d)
CellStar Employer Payment Obligations................................   9.02(t)
CellStar, Ltd........................................................   Preamble
Closing..............................................................   2.08(a)
Confidentiality Agreement............................................   5.04(a)
Environmental Permits................................................   3.28(b)
Employee Liabilities.................................................   8.01
Escrow Account.......................................................   2.07
Escrow Amount........................................................   2.07
Estimated Net Working Capital........................................   2.09(b)
Excluded Assets......................................................   2.03
Excluded Foreign Intangibles.........................................   2.03(f)
Excluded Liabilities.................................................   2.05
Factoring Arrangements...............................................   3.31
Indemnity Cap........................................................   10.06
Independent Accounting Firm..........................................   2.09(e)
Insolvent............................................................   3.15(a)
Insurance Policies...................................................   3.29
Intellectual Property................................................   3.22
Interest.............................................................   2.09(f)
Losses...............................................................   10.01
Material Seller Intangibles..........................................   3.22
Material Seller Intellectual Property................................   3.22
Minimum Cash.........................................................   5.15
NAC Holdings.........................................................   Preamble
Net Other Assets and Liabilities.....................................   2.09(c)
Net Other Assets and Liabilities Accounting Principles...............   2.09(c)
Net Other Assets and Liabilities Adjustment Amount...................   2.09(c)
Net Working Capital..................................................   2.09(a)
Non-Assignable Assets................................................   2.06(a)
Net Working Capital Accounting Principles............................   2.09(a)

TERM                                                                     SECTION
----                                                                    --------
Net Working Capital Adjustment Amount................................   2.09(a)
Objection Notice.....................................................   2.09(e)
Participate In.......................................................   5.07
Parties..............................................................   Preamble
Party................................................................   Preamble
Permitted Liens......................................................   3.20(d)
Proceedings..........................................................   3.22
Proposed Regulations.................................................   3.26(i)
Proxy Statement......................................................   5.01(b)
Purchase Price.......................................................   2.07
Purchased Assets.....................................................   2.02
Real Property........................................................   3.20(a)
Registrations........................................................   3.22
Required Consents....................................................   3.05
Retention Program....................................................   9.02(n)
Sarbanes-Oxley Act...................................................   2.05(l)
Sellers..............................................................   Preamble
Seller Board.........................................................   5.03(a)
Seller Financial Statements..........................................   3.08(b)
Seller Intangibles...................................................   3.22
Seller Recommendation................................................   5.01(a)
Seller SEC Documents.................................................   3.08(a)
Seller Stockholders' Approval........................................   5.01(a)
Seller Stockholders' Meeting.........................................   5.01(a)
Seller Web Site......................................................   3.23
Settlement Date......................................................   2.09(c)
Specified Policy.....................................................   5.10
Statement of Allocation..............................................   7.02(a)
Stockholder Payments.................................................   5.15(a)
Superior Proposal....................................................   5.03(d)
Survival Period......................................................   10.05
Systems..............................................................   3.23
System Lease.........................................................   3.23
Termination Fee......................................................   11.02(a)
Transferred Employees................................................   8.01
Transferred Employees (U.S.).........................................   8.01
User Information.....................................................   3.23
WARN Act.............................................................   6.06
Web..................................................................   3.23

               1.02 Other Definitions and Interpretative Provisions. The words "HEREOF", "HEREIN" and "HEREUNDER" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles,

Sections, Exhibits and Schedules of or to this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION", whether or not they are in fact followed by those words or words of like import. When the words "NOT TO BE UNREASONABLY WITHHELD" are used in this Agreement, they shall be deemed to be followed by the phrase, "CONDITIONED OR DELAYED", whether or not they are in fact followed by that phrase or a phrase of like import. "WRITING", "WRITTEN" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "LAW" or "LAWS" shall be deemed to include any and all Applicable Law.

                                    ARTICLE 2
                                PURCHASE AND SALE

          2.01 [Intentionally omitted]

          2.02 Purchase and Sale of the Purchased Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, CellStar agrees to cause each Asset Selling Entity to, and each Asset Selling Entity shall, sell, convey, assign, deliver and transfer to Buyer (or one or more of its permitted assignees), and Buyer shall (or shall cause one or more of its permitted assignees to) purchase, acquire and accept from each Asset Selling Entity, free and clear of all Liens (except in favor of Raymond Leasing Corporation and Wells Fargo Financial Leasing Inc. in respect of leased equipment referred to SCHEDULE 3.11), all of such Asset Selling Entity's right, title and interest in, to and under all of the assets, rights, properties and business, of every kind and description, owned, held or used in the conduct of the Business by the Asset Selling Entities as the same shall exist on the Closing Date, except for the Excluded Assets (the "PURCHASED ASSETS"). SCHEDULE
2.02 (including, for purposes hereof, all subschedules annexed hereto which include references to "2.02" in the captions thereof) sets forth a list of the Purchased Assets, including the name of the applicable Seller, location and book value as of a recent practicable date. The Purchased Assets include the Seller Intangibles, Registrations and Intellectual Property Rights of the Sellers, except as otherwise provided in Section 2.03(f) in respect of the Excluded Foreign Intangibles; and all right, title and interest of Sellers to and under the following that are owned, held or used in the conduct of the Business:

               (a) the Leased Real Property (including all right and interest, if any, in and to all Leasehold Improvements thereon) listed in SCHEDULE 1.01(A)(V) annexed hereto;

               (b) all personal property and interests therein (including machinery, equipment, tools, spare parts, furniture, office furnishings and vehicles) located at (i) the Leased

Real Property described in clause (a) above or (ii) that portion of any facility used by the Business other than such Leased Real Property, all as set forth in
SCHEDULE 2.02(B);

               (c) all raw materials, work-in-process, finished goods, supplies, spare parts, packaging and other inventories, wherever located including inventories in transit to Sellers' facilities or otherwise;

               (d) all rights (including rights in respect of non-performance or breach) under all Contracts relating primarily to the Business, including all purchase orders of the Asset Selling Entities relating primarily to the Business, including, for the avoidance of doubt, all rights of NAC under the Technical Service Agreement and the Supply Agreement, and all rights of the Sellers to sell and distribute products and services into Colombia on the same terms and conditions as are applicable to Sellers on the date hereof (with all of the Contracts that individually (or, if related, in the aggregate) involve the payment, to or from CellStar or any of its Subsidiaries, of in excess of $50,000 since November 30, 2005 being identified as such on SCHEDULE 2.02(D) annexed hereto);

               (e) all third party trade accounts or notes receivable and other receivables and all schedules, records and other documentation related to such receivables;

               (f) all prepaid assets and claims for refunds or deposits;

               (g) all licenses, permits, qualifications or other governmental authorizations transferable without consent of any Governmental Authority and such other licenses, permits, qualifications, or other governmental authorizations for which consent to transfer is obtained on or prior to (or, pursuant to Section 2.06, after) the Closing Date;

               (h) all books, records, files and papers, whether in hard copy or computer format, including any information relating to any Tax imposed on the Purchased Assets;

               (i) except as set forth on SCHEDULE 2.02(I), all insurance benefits, including rights and proceeds payable on or after the Closing Date;

               (j) goodwill associated with the Purchased Assets, including the Registrations, the Seller Intangibles (whether or not material to the Business as presently conducted or as proposed to be conducted), and the Business;

               (k) all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors in relation to any of the equipment, Seller Intangibles and the software and hardware assets described in this Section 2.02;

               (l) to the extent permitted by Applicable Law, the personnel records (including all human resources and other records) of Transferred Employees;

               (m) advertising, sales and promotional literature, other sales and marketing-related materials and customer, vendor, supplier, contractor and service provider lists relating to the Business;

               (n) all claims, causes of action, judgments, reimbursements and demands, whether known or unknown, contingent or otherwise related to either (i) the Purchased Assets, including the right to sue for past infringement of any Seller Intangibles or Intellectual Property Rights, or (ii) Assumed Liabilities;

               (o) [Intentionally omitted];

               (p) all other assets listed on SCHEDULE 2.02(P); and

               (q) all assets, including without limitation ideas, concepts, methods, processes, discoveries, software or other intangible assets of any nature, directly and indirectly relating to any business or prospective business, including without limitation CellStar Financo, Inc. involving the lease or sale of equipment (other than handsets and accessories), and/or the modification of handsets and related devices.

          2.03 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, Buyer expressly understands and agrees that the following assets and properties of CellStar and its Subsidiaries (the "EXCLUDED ASSETS"), all of which are described on SCHEDULE 2.03 (including, for purposes hereof, all subschedules annexed hereto which include references to "2.03" in the captions thereof) annexed hereto, shall be excluded from the Purchased Assets:

               (a) all of CellStar's and its Subsidiaries' cash and cash equivalents on hand and in banks;

               (b) the Tax records (including Tax Returns and supporting work papers) covering any period or transaction of any Asset Selling Entity occurring prior to the Closing Date (provided that Buyer shall be entitled to copies of any such Tax Returns and other documents to the extent specifically provided in
Article 8 hereof);

               (c) Sellers' Mexico operations that reside exclusively within Mexico and Sellers' Chile operations that reside exclusively within Chile;

               (d) CellStar's 19% ownership interest in CellStar Colombia Ltda. (excluding the Technical Service Agreement and the Supply Agreement);

               (e) the promissory notes held by CellStar in connection with the sale of its Asia, Peru and Colombia operations;

               (f) Sellers' right, title, and interest in and to the (i) trademarks and/or service marks (including stylized and design marks) "Celular Express", "Celular Express Mucho Mas Que Telefonia Celular", "Inovacion y Tecnologia Movil", "Celex" and "Pin Virtual", and all registrations and applications therefor; (ii) the domain names "celularexpress.com.mx" and "celex.com.mx"; and (iii) the company names "Celular Express S.A. de C.V.", "Communicacion

Inalambrica Inteligente, S.A. de C.V.", and "Celular Express Management S.A. de C.V." in Mexico ("EXCLUDED FOREIGN INTANGIBLES");

               (g) any claims which may exist against third parties related to CellStar's Asia operations;

               (h) all rights of CellStar or any of its Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;

               (i) the right to use Suite 172 at Texas Stadium in Irving, Texas and all related rights in respect thereof;

               (j) all intercompany receivables listed on SCHEDULE 2.03(J) ; and

               (k) any rights of CellStar under that certain Stock Purchase Agreement dated November 11, 2004, and associated Deed of Option dated November 19, 2004, in respect of CellStar's former Singapore operations.

          2.04 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the Liabilities of CellStar or any of its Subsidiaries exclusively relating to or arising out of the Purchased Assets or the conduct of the Business (the "ASSUMED LIABILITIES") which are listed on SCHEDULE 2.04 (including, for purposes hereof, all subschedules annexed hereto which include references to "2.04" in the captions thereof), which Schedule shall be updated with respect to the amount of such Liabilities by mutual written agreement of the Parties within ten (10) days prior to the Closing Date.

          2.05 Excluded Liabilities. Buyer is assuming only the Assumed Liabilities from CellStar and its Subsidiaries and is not assuming any other Liability of CellStar or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities of CellStar or its Subsidiaries shall be retained by and remain Liabilities of CellStar or its Subsidiaries, as applicable (all such Liabilities of CellStar or its Subsidiaries not being assumed being herein referred to as the "EXCLUDED LIABILITIES"), including without limitation, the following (which shall be Excluded Liabilities):

               (a) all Liabilities to the extent arising out of or relating to the operation or conduct by CellStar or any of its Subsidiaries of any Retained Businesses, including, without limitation, any outstanding checks of CellStar or any of its Subsidiaries, and those Liabilities set forth on SCHEDULE 2.05(A);

               (b) all Liabilities to the extent arising out of or relating to any Excluded Asset;

               (c) all Liabilities and commitments of CellStar and its Subsidiaries in respect of Taxes, other than those Liabilities and commitments for which Buyer is responsible pursuant to Section 7.02;

               (d) any compensation or benefits payable to present or past employees of CellStar or any of its Subsidiaries, including without limitation, any Liabilities arising under any Employee Plan or other employee benefit plan and any of CellStar's or its Subsidiaries' obligations for vacation, holiday or sick pay, including obligations thereof for vacation or holiday pay accrued prior to Closing for employees who are not Transferred Employees;

               (e) subject to the provisions of Article 8 hereof (including
SCHEDULE 8.01(I) and SCHEDULE 8.01(II)), any obligations under any employment, consulting or non-competition agreement, change of control agreement, indemnity agreement, any retention or performance-based bonus or other compensation agreement, and any similar agreements, whether written or oral, and any liabilities or obligations arising out of the termination by CellStar of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Transaction Documents;

               (f) except as otherwise provided in Article 8 hereof (including
SCHEDULE 8.01(I) and SCHEDULE 8.01(II)), all Liabilities and commitments relating to (i) current or former employees of CellStar or any of its Subsidiaries, (ii) current or former employees (A) that are expressly retained by CellStar pursuant to Article 8 or SCHEDULE 2.05(F) annexed hereto or (B) for which a specific prepaid asset (e.g., an insurance policy), if any, is not sold, conveyed, transferred, assigned or delivered to Buyer, subject to the terms and conditions of the applicable Employee Plan (in the case of a Liability or commitment relating to an Employee Plan); (iii) employees who, as of the Closing Date, are on a leave of absence resulting from a reduction in force or a "bridging" of age and/or service credit for purposes of an Employee Plan; (iv) compensation deferred by employees prior to the Closing Date; and (v) stock option and other equity-based compensation plans of CellStar;

               (g) all Indebtedness and capital lease obligations of CellStar and its Affiliates and Subsidiaries;

               (h) all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders fees or commission relating to the transactions contemplated by this Agreement and any other fees and expenses for which CellStar is responsible pursuant to Section 12.03;

               (i) all indemnification obligations owed to any Person who is or was an officer or director of CellStar or any Subsidiary prior to the Closing in respect of actions or omissions occurring prior to the Closing; (j) all Environmental Liabilities including with respect to any release of Hazardous Materials after the Closing Date to the extent said Environmental Liabilities arise from or in connection with conditions, events or circumstances occurring on or before the Closing Date, including without limitation the migration of Hazardous Materials which were released on or prior to the Closing Date;

               (k) all Liabilities arising out of intentional violations of Applicable Law that are punishable by a material criminal fine or imprisonment;

               (l) any Liabilities of CellStar or any of its Affiliates relating to or arising out of state and federal securities laws, rules, and regulations, fiduciary duties, the Sarbanes-Oxley Act of 2002, as amended (the "SARBANES-OXLEY ACT"), the listing requirements of the over-the-counter market, Pink Sheets or other national securities exchange or other automated interdealer quotation system on which the shares or debt securities of CellStar or any Subsidiary thereof are or have been listed, or in connection with any investigation by the National Association of Securities Dealers, Inc. or any criminal investigation by any state, federal or foreign authority;

               (m) any Liabilities of CellStar, its Subsidiaries or current or former Affiliates thereof, if any, other than the Assumed Liabilities;

               (n) all Liabilities to the extent arising out of or relating to any right, title, or interest in or to (i) the trademarks and/or service marks (including stylized and design marks) "Celular Express", "Celular Express Mucho Mas Que Telefonia Celular", "Inovacion y Tecnologia Movil", "Celex" and "Pin Virtual", and all registrations and applications therefor; (ii) the domain names "celularexpress.com.mx" and "celex.com.mx"; and (iii) the company names "Celular Express S.A. de C.V.", "Celular Express Management S.A. de C.V.", "Communicacion Inalambrica Inteligente, S.A. de C.V."; and

               (o) all Liabilities which are indicated on a Schedule hereto as being excluded liabilities.

          2.06 Consent of Third Parties; Further Assurances.

               (a) Sellers and Buyer shall execute and deliver, or cause to be executed and delivered by their respective Subsidiaries and Affiliates, such additional instruments of conveyance and transfer as Buyer or Sellers may reasonably request or as may be otherwise necessary to fully convey or transfer to, and vest in, Buyer and put Buyer in possession of, the Purchased Assets and for Buyer to assume any part of the Assumed Liabilities and for Buyer to succeed to the Business. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right or obligation which would otherwise be included in the Purchased Assets or Assumed Liabilities, as appropriate, but which is by its terms or by law non-assignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by any Seller or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement (the "NON-ASSIGNABLE ASSETS"). Prior to Closing, and, if Buyer determines in its sole discretion to waive the condition to Closing set forth in SECTION 9.02(C) with respect to any such Non-Assignable Asset, then for a one (1) year period after the Closing (or such shorter period as specified elsewhere in this Agreement with respect to specific types of Purchased Assets or Assumed Liabilities or, if earlier, the liquidation or dissolution of CellStar), Sellers agree to use their reasonable best efforts to obtain any such consents promptly. At such time as any Non-Assignable Asset is properly assigned to Buyer, such Non-Assignable Asset shall cease to be a Non-Assignable Asset and become a Purchased Asset.

               (b) Following the Closing for an indefinite period and until such time as such Non-Assignable Assets may be properly assigned to Buyer, or, if earlier, the liquidation or dissolution of CellStar, such Non-Assignable Assets shall be held by CellStar (or the related Subsidiary or Affiliate of CellStar) in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of CellStar (or the related Subsidiary or Affiliate of CellStar) and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Sellers shall take or cause to be taken such action in their name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets, and Sellers shall promptly pay over to Buyer all money or other consideration received by them (or their Affiliates or Subsidiaries) in respect of all Non-Assignable Assets. Following the Closing, Sellers shall be deemed to have authorized Buyer to the extent permitted by Applicable Law and the terms of the Non-Assignable Assets, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets and hereby appoints Buyer its attorney-in-fact to act in their name on their behalf (and on behalf of its Subsidiaries and Affiliates) with respect thereto.

          2.07 Purchase Price; Escrow. (a) In consideration of the sale and transfer of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer agrees to purchase the Purchased Assets from Sellers for the aggregate purchase price (the "PURCHASE PRICE") of $88,000,000 (Eighty Eight Million Dollars). The Purchase Price shall be paid in cash as provided in Section 2.08(b) and shall be subject to adjustment as provided in Sections 2.08 and
2.09. CellStar shall be treated as receiving a portion of the Purchase Price as agent for its Affiliates actually selling the Purchased Assets consistent with the allocation of the Purchase Price agreed to by CellStar and Buyer prior to the Closing Date in accordance with SCHEDULE 2.07 annexed hereto, which Schedule shall set forth the allocations in respect of the respective Sellers.

               (b) At the Closing, Buyer shall deposit $8,800,000 (Eight Million Eight Hundred Thousand Dollars) of the Purchase Price amount (the "ESCROW AMOUNT") into an Escrow Account (the "ESCROW ACCOUNT"), pursuant to the terms of the Escrow Agreement as security for the indemnification obligations of CellStar pursuant to Section 10.01 for a period of six months from the Closing Date ("ESCROW PERIOD"). The Escrow Amount shall be held and disbursed from the Escrow Account in the manner set forth in the Escrow Agreement, it being acknowledged by the Parties that the escrow arrangements contemplated hereby, including the Escrow Agreement, shall be available as a non-exclusive remedy for any claim for a breach of the representations, warranties and covenants contained in this Agreement, including any claim under Article 10 hereof.

          2.08 Closing. (a) The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five (5) Business Days, after satisfaction (or, to the extent permitted by Applicable Law, waiver) of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Applicable Law, waiver of those conditions), or at such other time or place as Buyer and CellStar may agree.

               (b) At the Closing:

                    (i) Buyer shall deliver to CellStar, in immediately available funds by wire transfer to an account or accounts designated by CellStar by notice to Buyer (such notice to be delivered to Buyer not later than two (2) Business Days prior to the Closing Date), an amount equal to the Purchase Price, minus the Escrow Amount, (A) plus the Estimated Net Working Capital Adjustment Amount, as an adjustment to the Purchase Price, if Estimated Net Working Capital exceeds Baseline Net Working Capital, or (B) minus the Estimated Net Working Capital Adjustment Amount, as an adjustment to the Purchase Price, if Baseline Net Working Capital exceeds Estimated Net Working Capital;

                    (ii) The Sellers and Buyer shall enter into the Transaction Documents such Parties are to be a party thereto (other than this Agreement);

                    (iii) The Sellers shall deliver certificates, in form and substance reasonably satisfactory to Buyer, from CellStar and its relevant Subsidiaries, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code;

                    (iv) The Sellers shall deliver to Buyer such deeds, bills of sale, assignments of all Seller Intangibles (including all Intellectual Property Rights in respect thereof but not including the Excluded Foreign Intangibles), endorsements, Consents, assignments and other good and sufficient instruments of conveyance and assignment in form and substance reasonably satisfactory to Buyer, as the Parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer's assumption of the Assumed Liabilities free and clear of all Liens, other than Permitted Liens; and

                    (v) Buyer and CellStar shall deliver or shall cause to be delivered such other documents as may be required pursuant to Article 9 hereof.

          2.09 Net Working Capital and Net Other Assets and Liabilities Adjustments. The Purchase Price shall be subject to adjustment as determined pursuant to this Section 2.09.

               (a) If Net Working Capital exceeds the Estimated Net Working Capital, then Buyer shall pay to CellStar an amount equal to the Net Working Capital Adjustment Amount (as defined below) in accordance with the provisions of this Section 2.09. If Net Working Capital is less than the Estimated Net Working Capital, then CellStar shall pay to Buyer the Net Working Capital Adjustment Amount in accordance with the provisions of this Section 2.09. "NET WORKING CAPITAL" shall mean and be, with respect to the Business and reflected in the Business Financial Statements as of the Closing Date, (x) the value of the accounts receivable and inventories, less (y) the accounts payable (excluding that certain payable referred to on SCHEDULE 2.09(A)(I)) and deferred revenue (to the extent that deferred revenue is in excess of $350,000 (Three Hundred Fifty Thousand Dollars)), of the Asset Selling Entities. Net Working Capital (and its components) will: (a) be determined in accordance with GAAP, consistently applied, as modified by, and otherwise prepared in accordance with, the net working capital accounting principles set forth on SCHEDULE 2.09(A)(II) (the "NET WORKING CAPITAL

ACCOUNTING PRINCIPLES"), (b) be calculated separately for the United States and Miami businesses, (c) exclude all intercompany balances outstanding between CellStar and its Affiliates and Subsidiaries and (d) exclude all Excluded Assets and Excluded Liabilities. For purposes hereof, (i) "BASELINE NET WORKING CAPITAL" shall be $36,350,000 (Thirty Six Million Three Hundred Fifty Thousand Dollars), as such amount may be reduced in accordance with Section 9.02(o) hereof and (ii) "NET WORKING CAPITAL ADJUSTMENT AMOUNT" shall mean and be equal to the difference between Net Working Capital and the Estimated Net Working Capital, whether such difference is a positive or a negative number. SCHEDULE 2.09(A)(IV) annexed hereto sets forth, for illustrative purposes only, an example of the calculation of Net Working Capital as of September 30, 2006.

               (b) Within five (5) Business Days prior to the Closing, but in no event less than two (2) days prior to the Closing, CellStar shall deliver to Buyer a statement, certified (in the form annexed hereto as EXHIBIT E) by the chief administrative officer and the chief financial officer of CellStar (in their executive capacities on behalf of CellStar but not in their individual capacities), reflecting CellStar's good faith best estimate of Net Working Capital as of the Closing Date (the "ESTIMATED NET WORKING CAPITAL"), and the basis for such calculation, prepared in accordance with GAAP, consistently applied, as modified by, and otherwise prepared in accordance with, the Net Working Capital Accounting Principles, which Estimated Net Working Capital and statement shall be subject to the approval of Buyer in its sole and absolute discretion. The Schedule reflecting the agreed upon Estimated Net Working Capital shall be attached hereto as SCHEDULE 2.09(B). Sellers shall (i) provide Buyer and its Representatives reasonable access during normal business hours to all relevant work papers, trial balances, employees, internal and external accountants and auditors, plants, offices, warehouses and other facilities, all books and records and other financial information to the extent necessary or useful to complete their analysis of Estimated Net Working Capital and the statement in respect thereof, (ii) cause CellStar and its Subsidiaries' officers and advisors (including counsel, financial advisors and auditors) to furnish Buyer's Representatives with such financial and operating data and other information with respect to the Business, properties and personnel of Sellers and their Subsidiaries as Buyer's Representatives may from time to time reasonably request and (iii) cooperate with Buyer's Representatives' reasonable requests with respect to the review of Estimated Net Working Capital and the statement in respect thereof.

               (c) If Net Other Assets and Liabilities is a net liability of more than $3,000,000 (Three Million Dollars), then CellStar shall pay Buyer the amount by which the Net Other Assets and Liabilities is a net liability in excess of $3,000,000 (Three Million Dollars) (the "NET OTHER ASSETS AND LIABILITIES ADJUSTMENT AMOUNT") in accordance with the provisions of this
Section 2.09. If Net Other Assets and Liabilities is either a net asset or a net liability of less than $3,000,000 (Three Million Dollars), there shall be no Net Other Assets and Liabilities Adjustment Amount. "NET OTHER ASSETS AND LIABILITIES" shall mean and be, with respect to the Business and reflected in the Business Financial Statements as of the Closing Date, (x) the value of all prepaid assets (referred to in the Business Financial Statements as Prepaid Expense which include Prepaid Value Added Tax and prepaid Other Expenses, plus net property and equipment (referred to in the Business Financial Statements as Net Fixed Assets), plus other non-current assets (referred to in the Business Financial Statements as Other Non-Current Assets) plus Seller's corporate fixed assets as identified in SCHEDULE 2.02(B) less (y) accrued expenses of the Asset Selling Entities (referred to in the Business Financial Statements as

Accrued Other Expenses) and Seller's corporate accrued expenses assumed by Buyer as set forth in SCHEDULE 2.05(A). Net Other Assets and Liabilities (and its components) will: (a) be determined in accordance with GAAP, consistently applied, as modified by, and otherwise prepared in accordance with, the net other assets and liabilities principles set forth on SCHEDULE 2.09(C)(I) (the "NET OTHER ASSETS AND LIABILITIES ACCOUNTING PRINCIPLES"), (b) be calculated separately for the United States, Miami and Seller's corporate operations, (c) exclude all intercompany balances outstanding between CellStar and its Affiliates and Subsidiaries, and (d) exclude all Excluded Assets and Excluded Liabilities. SCHEDULE 2.09(C)(III) annexed hereto sets forth, for illustrative purposes only, an example of the calculation of Net Other Assets and Liabilities and the Net Other Assets and Liabilities Adjustment Amount as of September 30, 2006.

               (d) As promptly as practicable after the Closing, Buyer shall deliver to CellStar a statement setting forth the calculation of Net Working Capital and Net Other Assets and Liabilities, which statement shall be audited by Ernst & Young LLP (or another independent registered public accounting firm retained by Buyer) and certified, in the manner contemplated by Section 2.09(b) hereof, by the chief financial officer of Buyer (in his executive capacity on behalf of Buyer but not in his individual capacity), as of the close of business New York City time on the day immediately preceding the Closing Date (the "BUYER NET WORKING CAPITAL AND NET OTHER ASSETS AND LIABILITIES") and the basis for such calculation prepared in accordance with GAAP, consistently applied, as modified by, and otherwise prepared in accordance with, the Net Working Capital Accounting Principles (such date of delivery, the "SETTLEMENT DATE").

               (e) As promptly as practicable, but in no event after thirty (30) days following the Settlement Date, CellStar shall deliver to Buyer a notice of acceptance (an "ACCEPTANCE NOTICE") or a notice of objection (an "OBJECTION NOTICE") with respect to Buyer Net Working Capital and Net Other Assets and Liabilities. If an Acceptance Notice is delivered to Buyer or if no Objection Notice is delivered to Buyer within such thirty (30) day period, such Buyer Net Working Capital and Net Other Assets and Liabilities shall be final and binding on the Parties as Net Working Capital and Net Other Assets and Liabilities and shall be used to calculate the Net Working Capital Adjustment Amount and the Net Other Assets and Liabilities Adjustment Amount, if any. Any Objection Notice shall specify in reasonable detail the items in Buyer Net Working Capital and Net Other Assets and Liabilities disputed by CellStar and shall describe in reasonable detail the basis for the objection and all information in the possession of CellStar which forms the basis therefor, as well as the amount in dispute. If an Objection Notice is given in accordance herewith, Buyer and CellStar shall consult with each other with respect to the objection and use their respective reasonable best efforts to reach agreement on the disputed items and amounts in order to agree on a calculation of Net Working Capital and Net Other Assets and Liabilities. If Buyer and CellStar are unable to reach agreement within thirty (30) days after an Objection Notice has been given, and all unresolved disputed items shall be promptly referred to PricewaterhouseCoopers LLP or such other independent registered public accounting firm as shall be mutually agreed upon by the Parties (the "INDEPENDENT ACCOUNTING FIRM"). Each Party agrees to execute, if requested by the Independent Accounting Firm, a reasonable engagement letter. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on the provisions of this Section 2.09, and the presentations by Sellers' and Buyer's respective Representatives, and not by independent review, only those issues still in dispute. The Independent Accounting Firm's determination shall be made within thirty (30) days of the dispute being submitted for their determination, shall be set forth in a written statement delivered to Sellers and Buyer. Any resolution hereunder, whether by the parties, or the Independent Accounting Firm, as set forth above, shall be final, non-appealable and binding on the Parties hereto, absent actual fraud, intentional misrepresentation or manifest error. A judgment of a court of competent jurisdiction may be entered upon the Independent Accounting Firm's determination. The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm provided in this Section
2.09 shall be the only recourse and remedy of the Parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 2.09. The fees, costs and expenses of the Independent Accounting Firm shall be borne by the Sellers, on the one hand and the Buyer, on the other, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

               (f) The Net Working Capital Adjustment Amount and the Net Other Assets and Liabilities Adjustment Amount, if any, shall be paid by the appropriate Party in accordance with Section 2.09 within five (5) Business Days following the final determination of Net Working Capital and Net Other Assets and Liabilities by wire transfer of immediately available funds to a bank account designated in writing by the recipient prior thereto, together with interest thereon at an annual rate of ten percent (10%), based on a three hundred sixty (360) day year, from and including the day immediately following the Closing Date, and up to, but not including, the date of payment ("INTEREST").

               (g) Buyer and CellStar agree that they will, and agree to cause their respective independent accountants to, reasonably cooperate and assist in the calculation of Net Working Capital and Net Other Assets and Liabilities and in the conduct of the procedures referred to in this Section 2.09, including without limitation, making available to the extent reasonably necessary books, records, work papers, trial balances, other financial information and personnel, including the execution of customary release or indemnification letters required by the Independent Accounting Firm or taking of physical inventory.

                                    ARTICLE 3
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

     Sellers jointly and severally represent and warrant to, and covenant with, Buyer, as of the date hereof and as of the Closing, that:

          3.01 Corporate Existence and Power. Each Seller is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the Business as now conducted and to own or lease and operate its properties in the places where the Business is now conducted and such properties are now owned, leased or operated. True, complete and correct copies of the formation documents, bylaws and other governance documents of each Seller have been delivered to Buyer prior to the date hereof. SCHEDULE 3.01 annexed hereto sets forth the name, outstanding equity ownership and business and other activities of each Subsidiary of CellStar.

          3.02 Corporate Authorization. The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Seller's corporate powers and authority and have been duly authorized by all necessary corporate action on the part of such Seller, other than the Seller Stockholders' Approval. This Agreement and the other Transaction Documents to which the Sellers are a party, and the transaction contemplated hereby, and thereby have been approved by the unanimous vote of the Board of Directors of each Seller. No other proceedings on the part of such Seller are necessary to approve or authorize the execution and delivery of the Transaction Documents, the performance of such Seller's obligations thereunder or the consummation of the transactions contemplated thereunder, other than the Seller Stockholders' Approval. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller. Each other Transaction Document will be duly and validly executed by each Seller party thereto at or prior to the Closing and, upon such execution and delivery by such Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

          3.03 Governmental Authorization. The execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act, any other Competition Laws and the Exchange Act.

          3.04 Noncontravention. Except (i) as disclosed on SCHEDULE 3.04 annexed hereto or (ii) as disclosed in writing to Buyer concurrently with the execution and delivery of this Agreement, the execution, delivery and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of incorporation or bylaws or other governing document of such Seller or any Subsidiary, (ii) result in a violation of any Applicable Law, (iii) violate or result in a breach of or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which such Seller or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon such Seller or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

          3.05 Required Consents. SCHEDULE 3.05 annexed hereto sets forth each agreement required to be set forth in SCHEDULE 3.14 OR SCHEDULE 2.02(D) requiring a consent, approval, authorization, notice, payment or other action by any Person as a result of the execution, delivery and performance of this Agreement (the "REQUIRED CONSENTS"). No other filing with or notice to and no Consent is necessary for the execution and delivery by Sellers of this Agreement, the performance of Sellers' obligations hereunder, or the consummation of the transactions contemplated by the Transaction Documents, other than the Seller Stockholders' Approval and compliance with any applicable requirements of the HSR Act, any other Competition Laws and the Exchange Act.

          3.06 [Intentionally omitted]

          3.07 Business Financial Statements. SCHEDULE 3.07 annexed hereto sets forth a true, correct and complete copy of the unaudited statement of assets and liabilities of the Business as of November 30, 2005 and the related unaudited statement of revenue and expenses for the year ended November 30, 2005, and the unaudited interim statement of assets and liabilities as of September 30, 2006 and October 31, 2006 and the related unaudited interim statement of revenue and expenses for the ten (10) months ended September 30, 2006 and eleven (11) months ended October 31, 2006, respectively, for the Business (collectively, the "BUSINESS FINANCIAL STATEMENTS"). The Business Financial Statements include separate financial statements in respect of the United States and Miami businesses. The Business Financial Statements are derived from the books and records of CellStar and its Subsidiaries and the audited consolidated financial statements of CellStar and its Subsidiaries (which were prepared in accordance with GAAP) and fairly present the assets and liabilities of the Business as of the dates thereof, and the results of operations of the Business for the periods then ended. The Business Financial Statements do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained therein not misleading.

          3.08 SEC Filings; Financial Statements; Disclosure Controls.

               (a) Except as set forth on SCHEDULE 3.08(A) annexed hereto, CellStar has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act, including all such documents filed after the date hereof and prior to the Closing Date (as such documents have been amended since the time of their filing and all documents incorporated by reference therein, collectively, the "SELLER SEC DOCUMENTS"). None of CellStar's Subsidiaries is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, Seller SEC Documents (i) did not, and all documents filed by CellStar with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and (ii) complied, and all documents filed by CellStar with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As used in this Section 3.08, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

               (b) Except as set forth on SCHEDULE 3.08(B) annexed hereto, CellStar's financial statements (including in each case, any related notes thereto), contained or reflected in Seller SEC Documents (the "SELLER FINANCIAL STATEMENTS") (i) were, and all Seller Financial Statements contained or reflected in documents filed by CellStar with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared from the books and records of CellStar and its Subsidiaries; (ii) was, and all Seller Financial Statements contained or reflected in documents filed by CellStar with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared in accordance with GAAP throughout the periods involved

(except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited Seller Financial Statements contained in the Seller SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by unqualified reports from the independent auditor opining on the same as to the Seller Financial Statements contained therein; and (v) fairly present, and all Seller Financial Statements contained or reflected in documents filed by CellStar with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will fairly present, in all material respects, the consolidated financial position of CellStar and its Subsidiaries as of their respective dates and the consolidated results of their respective operations and cash flows for the periods indicated therein, except that the unaudited interim Seller Financial Statements were or will be subject to normal year end audit adjustments which were not and will not be expected to be material in the aggregate.

               (c) Except as set forth in SCHEDULE 3.08(C), (I) CellStar maintains a system of internal accounting controls sufficient to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and
(iii) access to assets is permitted only in accordance with management's general or specific authorization. CellStar and each of its Subsidiaries, officers and directors are in compliance with, and have complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act; and (II) CellStar has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to CellStar and its Subsidiaries is made known to the management of CellStar by others within such entities, and (ii) disclosed, based on its most recent evaluation, to CellStar's outside auditors, the audit committee of the Seller Board (as defined in Section 5.03(a)), and Buyer (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to materially affect CellStar's ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in CellStar's internal control over financial reporting. Except as set forth in CellStar's Annual Report on Form 10-K for the year ended November 30, 2005 and the Quarterly Reports on Form 10-Q thereafter filed by CellStar with the SEC, there have been no material changes in CellStar's internal controls or in other factors that could significantly affect CellStar's internal controls, or any significant deficiencies or material weaknesses in such internal controls. CellStar has conducted its business in accordance with the terms of its internal accounting controls and procedures and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act. CellStar has made available to Buyer complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

               (d) Except as disclosed in the Seller SEC Documents relating to the accounts receivable and revenue issues in CellStar's Asia-Pacific region described in

CellStar's Annual Report on Form 10-K for the fiscal year ended November 30, 2004, none of CellStar, its Subsidiaries nor, to the Knowledge of Sellers, any of their respective auditors, accountants or representatives have received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the Knowledge of Sellers, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CellStar or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CellStar or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

          3.09 Absence of Certain Changes. Except as disclosed on SCHEDULE 3.09 annexed hereto, since the Balance Sheet Date, (a) the Business has been conducted in the ordinary course consistent with past practices; (b) there has not been any event, occurrence or development which, individually or in the aggregate, has had or would have a Material Adverse Effect; and (c) none of CellStar or any of its Subsidiaries has taken any of the actions listed in
Section 5.02(a)(i) through Section 5.02(a)(xvi) as if such Sections had applied since the Balance Sheet Date.

          3.10 No Undisclosed Liabilities. There are no Liabilities of CellStar or its Subsidiaries relating to or arising out of the Purchased Assets, or the conduct of the Business, that in each case could constitute Assumed Liabilities at the Closing, of any kind, other than (a) Liabilities disclosed and/or reserved against in the Business Financial Statements, (b) Liabilities set forth in SCHEDULE 2.04 or (c) Liabilities incurred since October 31, 2006 in the ordinary course of business consistent with past practices.

          3.11 Assets. Except as disclosed on SCHEDULE 3.11 annexed hereto, (a) each of the Asset Selling Entities have good and marketable title to and is the sole lawful owner in every respect of, or has a valid leasehold interest in, all of the tangible Purchased Assets that it is selling hereunder, free and clear of any Liens (except for Permitted Liens), and, upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to and be the sole lawful owner in every respect of, or have a valid leasehold interest in, all of the tangible Purchased Assets, free and clear of any Liens (other than the Non-Assignable Assets), except for the Permitted Liens and (b) each party assigning a Contract pursuant to this Agreement has good and marketable title to and is the sole owner of the associated right, title and interest in and to each such Contract.

          3.12 Personal Property. Each item of tangible personal property included in the Purchased Assets is in good operating condition, free of any defects (except those resulting from normal wear and operation), and is suitable for the purposes for which it is presently being used.

          3.13 Sufficiency of Purchased Assets. The Purchased Assets constitute all of the property and assets (tangible and intangible) used or held for use in the conduct of the Business as it is conducted as of the date hereof except for the Excluded Assets and are adequate for Buyer to conduct the Business as it is currently being conducted.

          3.14 Material Contracts. (a) Except as set forth on SCHEDULE 3.14 annexed hereto (including, for purposes hereof, all subschedules annexed hereto which include references to "3.14" in the captions thereof), with respect to the Business, no Asset Selling Entity is a party to or bound by any of the following types of Contracts, whether oral or written:

                    (i) any lease (whether of real or personal property) requiring (A) annual rentals of $100,000 or more or (B) aggregate payments by or to any Asset Selling Entity of $50,000 or more, in the case of each of clauses
(A) and (B) that cannot be terminated on not more than 120 days' notice without payment by or on behalf of any Asset Selling Entity of any penalty;

                    (ii) any lease or agreement under which any Asset Selling Entity is the lessor or permits any third party to hold or operate any personal property owned or controlled by any Asset Selling Entity;

                    (iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets, or any other agreement under which either (A) since January 1, 2006 there have been payments or other financial obligations (or requirements of payments or other financial obligations) to, by or on behalf of any Asset Selling Entity of $50,000 or more or (B) aggregate payments to or by any Asset Selling Entity of $50,000 or more are required, in each case that cannot be terminated on not more than 120 days' notice without payment by any Asset Selling Entity of any penalty;

                    (iv) any sales, distribution or other similar agreement providing for the sale to or by any Asset Selling Entity of materials, supplies, goods, services, equipment or other assets under which since January 1, 2006 there have been payments by, to or on behalf of any Asset Selling Entity of $50,000 or more;

                    (v) any partnership, joint venture or other similar agreement or arrangement;

                    (vi) any contract under which CellStar or any of its Subsidiaries has advanced or loaned any other Person any amount, other than trade credit extended in the ordinary course of business;

                    (vii) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or any assets involving consideration in excess of $50,000, except for purchases of inventory, capital expenditures or sales of inventory or obsolete equipment, in each case in the ordinary course of business consistent with past practices;

                    (viii) any agreement relating to the incurrence of Indebtedness in excess of $25,000;

                    (ix) guaranty of any obligation in excess of $25,000;

                    (x) any agreement relating to the Business between CellStar or any of its Affiliates on the one hand, and CellStar or any of its Affiliates, of CellStar, on the other hand, that will not be terminated at or prior to the Closing;

                    (xi) any employment, deferred compensation, severance, retirement or other similar agreement entered into with any employee except that severance agreements entered into with former employees prior to January 1, 2006 need not be included on SCHEDULE 3.14 if no payments or other financial obligations are required to be made or committed to thereunder;

                    (xii) any agreement relating to the requirement to extend credit or the making of loans to, or the making of an equity investment in, any Person, other than the creation of accounts receivable in the ordinary course of business;

                    (xiii) any agreement that limits in any respect the freedom of the Business to compete in any line of business or with any Person or in any area;

                    (xiv) any agreement that relates to any System Lease that is material to the Business as currently conducted or that relates to any Material Seller Intellectual Property; or

                    (xv) any other agreement not required to be disclosed pursuant to clauses (i) through (xiv) above the termination or lapse of which would have a Material Adverse Effect.

               (b) Each Material Contract is valid, binding and enforceable against each Asset Selling Entity party thereto and, to the Knowledge of Sellers, against the other parties to the Material Contracts in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies. CellStar and its Subsidiaries have performed all obligations required to be performed by them and are neither in default under nor in breach of nor in receipt of any claim of default or breach under any Material Contract, except as disclosed in writing to Buyer concurrently with the execution and delivery of this Agreement. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Asset Selling Entities or, to the Knowledge of Sellers, any other party under any Material Contract. No Asset Selling Entity has received written notice of the intention of any party to cancel or terminate any Material Contract and, to the Knowledge of Sellers, there has not been any breach or anticipated breach by the other parties to any Material Contract.

               (c) CellStar has made available to Buyer a true and correct copy of all written Contracts which are disclosed on SCHEDULE 3.14 OR SCHEDULE 2.02(D) annexed hereto, in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on SCHEDULE 3.14 OR SCHEDULE 2.02(D)). SCHEDULE 3.14 OR SCHEDULE 2.02(D) annexed hereto contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

               (d) All of the Contracts that individually (or, if related, in the aggregate) involve the payment, to or from CellStar or any of its Subsidiaries, of in excess of $50,000 in any twelve month period are identified as such on SCHEDULE 2.02(D) annexed hereto.

          3.15 Solvency. (a) Neither CellStar nor its Subsidiaries is now insolvent (as defined below), and will not be rendered insolvent by any of the transactions contemplated by the Transaction Documents, except for the Subsidiaries listed on SCHEDULE 3.15 which are deemed insolvent for purposes hereof only as a result of the intercompany liabilities and indebtedness to third parties described on SCHEDULE 3.15. As used herein, "INSOLVENT" means that the sum of each of CellStar's and its Subsidiaries' debts and other probable liabilities exceeds the present fair saleable value of the assets thereof. Immediately after giving effect to the consummation of the transactions contemplated hereby, (i) CellStar and each of its Subsidiaries will be able to pay its liabilities as they become due in the usual course of CellStar's or such Subsidiary's business and will not incur debts that would be beyond CellStar's and its Subsidiaries' ability to pay such debts as they mature, (ii) neither CellStar nor any of its Subsidiaries will have unreasonably small capital with which to conduct its present or proposed business, (iii) CellStar and each of its Subsidiaries will have assets (calculated at fair market value) that exceed their liabilities, and (iv) taking into account all pending and threatened litigation, final judgments against CellStar or its Subsidiaries in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, CellStar or any of its Subsidiaries will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of CellStar and its Subsidiaries. The cash available to CellStar and each of its Subsidiaries, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

          3.16 Change of Control. SCHEDULE 3.16 annexed hereto sets forth (i) all Contracts with any Seller, including but not limited to, severance plans, bonus plans, employment agreements, change of control agreements, indemnity agreements or other similar agreements, with respect to any retention or performance-based bonus or other compensation arrangement, pursuant to which a Liability is due or will become payable, in whole or in part, directly or indirectly as a result of the consummation of any of the transactions contemplated hereby, and (ii) the amount of any compensation, remuneration or other amounts which are or may be due or payable by any Seller as a result of the transactions contemplated hereby under such Contracts (including any such Liabilities which are or may be due or payable by any Seller assuming that each employee of any Seller that is a party to such Contract is terminated without cause immediately following the consummation of the transactions contemplated hereby).

          3.17 Litigation. Except as set forth on SCHEDULE 3.17 annexed hereto, there are no claims, actions, suits, investigations, orders, judgments, decrees or proceedings pending by or against, or to the Knowledge of Sellers, threatened by or against or affecting any Seller, the Business or any Purchased Asset before any arbitrator or any Governmental Authority, and no Seller is bound by any outstanding order, injunction, judgment, arbitration award, or ruling. Except as set forth on SCHEDULE 3.17, there are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to any Seller or this Agreement, the transactions contemplated hereby, the Business, or any of the Purchased Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice of any Seller in any area, or the acquisition by any Seller of any properties, assets or businesses, or (b) otherwise adverse to the Business or the Purchased Assets. There are no pending or, to the Knowledge of Sellers, threatened material claims against any Seller with respect to export licenses or other approvals.

There are no actions, conditions or circumstances pertaining to the export transactions of any Seller that may give rise to any future claims that are, individually or in the aggregate, material to any Seller. To Sellers' Knowledge, no basis exists for the commencement of any claims, suits or actions, or administrative, arbitration or other proceedings or investigations by any Governmental Authority against any Seller. Neither the SEC Investigation, nor any other legal proceedings or governmental investigations, will or could reasonably be expected to result in a material Liability, penalty, payment, judgment or restriction affecting any Seller. Except as set forth on SCHEDULE 3.17, there are no pending or, to the Knowledge of Sellers, threatened claims involving the alleged violation of any federal, state or local law, statute, ordinance or regulation, regulating the employment of any individual involved in the Business.

          3.18 No Violation of Law. Neither CellStar nor any of its Subsidiaries or Affiliates, nor, to the Knowledge of Sellers, any of the respective officers, directors, employees, agents or representatives thereof with respect to the Business are engaging in any activity or omitting to take any action as a result of which it is in violation of any Applicable Law in any material respects. Without limiting the generality of the foregoing, each Asset Selling Entity has conducted their transactions in material compliance with applicable provisions of the export control laws of the United States and all other applicable jurisdictions, and each Asset Selling Entity has obtained all export licenses and other approvals required for the export of products, software and technologies from the United States and any other relevant jurisdiction; and each Asset Selling Entity is in material compliance with the terms of all applicable export licenses and other approvals. No Seller nor any Subsidiaries or, to Sellers' Knowledge, Affiliates thereof, nor, to Sellers' Knowledge, any of their respective officers, directors, employees, agents or representatives with respect to the Business has made, directly or indirectly, any illegal political contributions or payments from corporate funds, that were falsely recorded on the books and records thereof, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, illegal payments from corporate funds to obtain or retain business or payments from corporate funds to third parties in their individual capacities for the purpose of affecting their action or the action of the persons or entities that they represent to obtain special concessions. No Seller nor any of the Subsidiaries or, to Sellers' Knowledge, Affiliates thereof, nor, to Sellers' Knowledge, the officers, directors, employees, agents or representatives thereof with respect to the Business, have received any notice of violation by the staff of the SEC or any notice that the SEC will or intends to initiate an enforcement proceeding against CellStar or any Subsidiary or Affiliate thereof (including any Asset Selling Entities) or any of the respective officers, directors, employees, agent or representatives thereof. CellStar has heretofore supplied Buyer with all correspondence of CellStar and its Subsidiaries to and from the SEC (including correspondence of their agents or representatives) since January 1, 2005.

          3.19 Governmental Approvals/Consents. SCHEDULE 3.19 annexed hereto contains a complete list of all material licenses and permits owned or possessed by the Asset Selling Entities or used by any of them in the operation of the Business. Each Asset Selling Entity currently holds all material domestic and foreign governmental and administrative consents, permits, approvals, licenses, certificates and franchises which are necessary for the operation of the Business and the Purchased Assets, all of which are in full force and effect and, except as otherwise set forth on SCHEDULE 3.19, will be transferred to Buyer and be in full force and effect immediately following the consummation of the transactions contemplated by this

Agreement without the payment of any penalty or the incurrence of any additional Liability or obligation of any nature whatsoever or the change of any term and no violations of the terms thereof have heretofore occurred within the past three years or, to Sellers' Knowledge, exist as of the date of this Agreement. To the Knowledge of Sellers, no consents or approvals in respect of any export licenses or other similar approvals are required in connection with the consummation of the transactions contemplated by this Agreement.

          3.20 Properties; Liens. (a) SCHEDULE 1.01(A)(V) annexed hereto lists the street addresses of all Leased Real Property (the "REAL PROPERTY"). Sellers do not own any Owned Real Property, and neither CellStar nor any of its Subsidiaries uses, directly or indirectly, any Owned Real Property in respect of the Business.

               (b) Each Asset Selling Entity has good and, subject to Permitted Liens, marketable title to all Owned Real Property and all Leasehold Improvements and a valid leasehold interest in all Leased Real Property. Each Asset Selling Entity has good and marketable title, or a valid leasehold interest in, all Purchased Assets which constitute personal property, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.

               (c) The Real Property and Leasehold Improvements include all of the real property used by the Asset Selling Entities in the operation of the Business. With respect to the Leased Real Property, each such lease (i) is binding and enforceable against the Asset Selling Entity party thereto, and to the Knowledge of Sellers, the other party thereto, and is in full force and effect; (ii) the transactions contemplated by the Transaction Documents shall not result in a material breach of or material default under any lease or otherwise cause any lease to cease to be binding and enforceable against the Asset Selling Entity party thereto, and to the Knowledge of Sellers, the other party thereto, and is in full force and effect on substantially identical terms following the Closing; (iii) neither the Asset Selling Entities, nor to the Knowledge of Sellers, any other party to the lease is in material breach or default under any lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such lease; (iv) no party to any lease has repudiated any term thereof, and there are no material disputes, oral agreements or forbearance programs in effect with respect to any lease; and (v) the Asset Selling Entities have not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any lease or any interest therein.

               (d) No Purchased Asset is subject to any Lien, except for:

                    (i) Liens disclosed in SCHEDULE 3.11 annexed hereto;

                    (ii) Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith; or

                    (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith (clauses (i) - (iii) of this Section 3.20(d) are, collectively, the "PERMITTED LIENS").

          3.21 Inventories. All inventory of the Asset Selling Entities included within the Purchased Assets (the "ASSET SELLING ENTITIES INVENTORY") is (i) in good and merchantable condition, (ii) of a quality and quantity usable, leasable or saleable in the ordinary course of business, except as to: (a) inventory for which adequate reserves have been provided in accordance with GAAP on a consistent basis and with Sellers' standard practice (as described on SCHEDULE 2.02(C) annexed hereto), (b) obsolete items, slow-moving items, damaged items, used equipment, and materials at below standard quality, all of which have been written off or written down to net realizable value, and (iii) quantities of Asset Selling Entities Inventory are not excessive in relation to the requirements of the Business viewed as an ongoing business. All Asset Selling Entities Inventory has been recorded at the lower of cost or market value in accordance with GAAP on a consistent basis. SCHEDULE 2.02(C) includes Sellers' good faith best estimate, as of September 30, 2006 (which estimate shall be updated as of a date within ten (10) days prior to the Closing Date), of all amounts of inventories in transit to Sellers' facilities or otherwise included in the Asset Selling Entities Inventory. The Asset Selling Entities own or owned all right, title and interest in and to such Asset Selling Entities Inventory, subject to the Liens described on SCHEDULE 3.11 annexed hereto all of which Liens shall be released at or prior to Closing.

          3.22 Intellectual Property. SCHEDULE 3.22 annexed hereto completely and correctly identifies the following: (A) all United States and foreign Patents, trademark registrations, trade name registrations, fictitious name registrations, service mark registrations, Internet domain name registrations, copyright registrations, proprietary 800 and 888 prefix and other toll-free phone numbers, and all applications (including patent divisions, continuations, continuations in part, substitutes, renewals, reissues, reexaminations, and extensions of the foregoing), liens and security interests (against applications or registrations), and licenses, agreements and contracts therefor to which CellStar or any of its Subsidiaries is a party, owned in whole or in part or filed in the name of CellStar or any of its Subsidiaries (collectively, the "REGISTRATIONS"); and (B) all other trademarks, trade names, fictitious names, service marks, corporate names, Internet domain names, and proprietary 800 and 888 prefix and other toll-free phone numbers, and all symbols, logos, slogans, trade dress, trade secrets, know-how, written works, visual works, audio works, multimedia works, Web sites, databases, information or data created or maintained in any databases, designs, formulae, inventions, technology, ideas, concepts, methods, processes, discoveries, software, or other intangible asset of any nature ("SELLER INTANGIBLES"), that are both (i) material to the Business as presently conducted and (ii) owned, held, or used by CellStar or any of its Subsidiaries (collectively, the "MATERIAL SELLER INTANGIBLES," and together with the Registrations, and the Intellectual Property Rights in, to, and under the Registrations and the Material Seller Intangibles, the "MATERIAL SELLER INTELLECTUAL PROPERTY "). Except to the extent specifically set forth on
SCHEDULE 3.22: (1) CellStar and each of its Subsidiaries own (and has good and marketable title to) or are authorized to hold and use as currently used in the operation of the Business all of the Registrations and Seller Intangibles owned, held or used by each of them; (2) to the extent that the Registrations, Seller Intangibles, or Intellectual Property Rights therein, thereto, or thereunder are owned in any respect by CellStar and/or one or more of its Subsidiaries, such Seller Intangibles are owned solely by an Asset Selling Entity; (3) no demands, claims, suits, actions, litigation, investigations, arbitrations, administrative hearings, or other proceedings of any nature ("PROCEEDINGS") have been instituted, are pending, or to Sellers' Knowledge, are threatened, which challenge the rights of CellStar or any of its Subsidiaries with respect to Seller Intangibles or their ownership, use, validity, enforceability, or holding thereof, and there is no valid basis for any such Proceedings with respect to any Registration, Seller Intangibles, or Intellectual Property Rights therein, thereto, or thereunder; (4) neither the Seller Intangibles, the Registrations, or the Intellectual Property Rights therein, thereto, or thereunder nor CellStar's nor any of its Subsidiaries' ownership, holding, or use thereof violates any laws, statutes, ordinances or regulations, or has at any time infringed upon, misappropriated, interfered with, or violated any right of any Person; (5) to Sellers' Knowledge, neither the Seller Intangibles, the Registrations, nor any Intellectual Property Rights therein, thereto, or thereunder of CellStar or any of its Subsidiaries is being or has been infringed upon, misappropriated, interfered with, or violated by any Person; and (6) neither CellStar nor any of its Subsidiaries is subject to any outstanding order, decree, judgment, stipulation or any lien in respect of their use or exercise of any other right, title, or interest in, to, or under any Seller Intangible or Registration. Except as set forth on Schedule 3.22, and subject to any Required Consent, all of CellStar's and its Subsidiaries' right, title, and interest in, to, and under the Registrations and Seller Intangibles owned, held, or used by CellStar and/or any of its Subsidiaries immediately prior to the consummation of the transactions contemplated herein shall belong solely and exclusively to Buyer immediately as of consummation of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.22, all necessary registration, maintenance and renewal fees currently due for which the period to make such payments has not yet expired in connection with any and all Registrations have been made, all formal legal requirements (including the timely filing of post-registration applications) have been met, and all necessary documents, recordations and certificates in connection with such Registrations have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining such Registrations.

          3.23 Systems and Software. Except as set forth on SCHEDULE 3.23 annexed hereto, CellStar and each of its Subsidiaries own or have the right to use pursuant to lease, license, sublicense, agreement or other written permission ("SYSTEM LEASE"), all computer hardware, software and information systems used in the operation of the Business (collectively, "SYSTEMS"). The rights and authorizations that CellStar and each of its Subsidiaries has in and to each System immediately subsequent to the Closing Date shall be identical to the rights and authorizations that CellStar and each of its Subsidiaries have immediately prior to the Closing Date. CellStar and its Subsidiaries maintain, in connection with the Business, access controls and filters, authorization and authentication policies, intrusion and misuse detection controls, virus detection and eradication software, information security vulnerability and risk management controls and policies, and similar information security controls, devices, and policies, and the foregoing meet best commercially reasonable efforts and practices to ensure the integrity and confidentiality of the Systems and the data and information processed in connection therewith. The Web site located at (www.cellstar.com) is owned, operated, or maintained by, on behalf of, or for the benefit of CellStar and its Subsidiaries in connection with or related to their respective businesses ("SELLER WEB SITE"), for which CellStar and its Subsidiaries have, for the two (2) years prior to the date of this Agreement, maintained in connection with their respective operations, activity, conduct, and business on the World Wide Web ("WEB") and any and all other applicable Internet operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Seller Web Site ("USER INFORMATION"). At all times during the two (2) years prior to the date of this Agreement, the Web or Internet operations, activity, conduct, or business of CellStar and each of its Subsidiaries, said privacy statement or policy has been conspicuously made available to users of Seller Web Site. Without limiting anything in Section 3.18, such statement or policy, along with the collection, maintenance and use of User Information by CellStar and each of its Subsidiaries and the transfer thereof under this Agreement, complies in all respects with all Applicable Laws. No such statement or policy of CellStar or its Subsidiaries, nor any manner or circumstance pursuant to or in connection with which any or all User Information was collected or was maintained or used, does in any manner restrict or limit the rights of CellStar or any of its Subsidiaries, or any of their respective successors, to use, sell, license, distribute, and disclose such User Information, except to the extent that Seller's statement or policy covenants against disclosure of "personally identifying information" or the User's "identity." No portion of any Systems owned by CellStar and/or any of its Subsidiaries contains and, to the Knowledge of Sellers, no other System contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines, coding, or programming or hardware components that damage, interfere with, intercept, permit access to, or disable or erase software, hardware, any computer or other system, information, or data without the consent of the user, or that are intended to do so or that facilitate or enable the doing of such. Except as set forth on SCHEDULE 3.23, with respect to each written Contract identified on Schedule 3.14 that provides for maintenance and support of a System, such Contract: (i) provides such maintenance and support in a manner, of a scope, and by a third party that is at least commercially reasonable relative to the System being supported and maintained; and (ii) is currently subsisting, fully paid-up, and without any provision for contingent liability.

          3.24 Banks; Powers of Attorney. SCHEDULE 3.24 annexed hereto sets forth a complete and correct list showing (a) the names of each bank in which CellStar or any Subsidiary has an account or safe deposit box, with respect to the Business, and the names of all persons authorized to draw thereon or who have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Asset Selling Entities with respect to the Business.

          3.25 Finders' Fees. Except for Raymond James and Southwest Securities, each of whose fees will be paid by CellStar, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents for which Buyer or any of its Affiliates would be responsible.

          3.26 Employee Benefit Plans. (a) CellStar has made available to Buyer copies of each Employee Plan together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan. SCHEDULE 3.26 annexed hereto sets forth a list of all the Employee Plans.

               (b) Sellers and their ERISA Affiliates have paid and discharged all of their Liabilities arising under ERISA, the Code or other analogous laws of foreign jurisdictions of a character which, if unpaid or unperformed, would result in the imposition of a Lien against the properties or assets of the Business.

               (c) Neither the Sellers nor any ERISA Affiliates thereof or any predecessor thereof, maintains, administers, contributes to or is obligated to contribute to, or has in the seven (7) year period immediately prior to the Closing Date maintained, administered, contributed to or been obligated to contribute to, any Employee Plan subject to Section 302 or Title IV of ERISA or
Section 412 of the Code.

               (d) Neither the Sellers nor any ERISA Affiliates thereof or any predecessor thereof contributes to or is obligated to contribute to, or has in the past contributed to or been obligated to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

               (e) Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code (i) is maintained pursuant to a prototype plan document approved by the IRS or (ii) has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination letter from the IRS, and to the extent a favorable determination letter has been received, to the Knowledge of Sellers there is no reason why any such determination letter should be revoked or not be reissued. To the knowledge of Sellers, no reason exists that would cause the qualified status of any Employee Plan to be revoked for any period. CellStar has made available to Buyer copies of the most recent IRS determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained, funded and administered in compliance with its terms and with any Applicable Law, except for instances of non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. With respect to each Employee Plan, all contributions and premium payments that are due have been made within the time periods prescribed by ERISA, the Code or other Applicable Law, except for such contributions or payments which the failure to make would not, individually or in the aggregate, have a Material Adverse Effect. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Business or any Purchased Asset or Buyer or any of its Affiliates of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D,
4980E or 5000 of the Code, except for excise taxes as would not, individually or in the aggregate, have a Material Adverse Effect. None of the contract and other personnel, including without limitation those described on SCHEDULE 1.01(A)(IV), of the Asset Selling Entities is a "leased employee" (as defined in Section 414(n) of the Code).

               (f) None of any Seller, any Subsidiary thereof or any of their ERISA Affiliates has any Liability under Section 302 or Title IV of ERISA or
Section 412 of the Code that could become a Liability of Buyer or any of its Affiliates.

               (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Employee Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the Knowledge of Sellers, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any Governmental Authority of any of the Employee Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the Knowledge of Sellers, there are no facts which could form the basis for any such investigation or audit.

               (h) [Intentionally omitted]

               (i) Each plan of CellStar and/or its Affiliates relating to the Purchased Assets that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and either IRS Notice 2005-1 or the proposed regulations issued under Code Section 409A on September 29, 2005 (the "PROPOSED REGULATIONS" )). No plan of CellStar and/or its Affiliates relating to the Purchased Assets that is a "nonqualified deferred compensation plan" has been materially modified (as determined under either IRS Notice 2005-1 or the Proposed Regulations) after October 3, 2004. No stock option or equity unit option granted under any plan of CellStar and/or its Affiliates has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation that, based upon the guidance issued under Code Section 409A as of the date hereof, could render the grant subject to Section 409A of the Code.

          3.27 Employee and Labor Matters. (a) To the Knowledge of Sellers, no Business Employee or Additional Employee (i) has any present intention to terminate his or her employment with the Business within 12 months of the Closing Date, or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement with any other Person besides CellStar or any of its Subsidiaries, as applicable.

               (b) Except as disclosed on SCHEDULE 3.27(B) annexed hereto, none of Sellers is party to any collective bargaining agreement with respect to the Business or any Business Employee or Additional Employee; (ii) no union organizing efforts are underway or, to the Knowledge of Sellers, threatened, and no other question concerning labor representation exists with respect to the Business or any Business Employee or Additional Employee; and (iii) no labor dispute has occurred in the past three years, and no labor dispute is underway or, to the Knowledge of Sellers, threatened, in each case with respect to the Business. No Seller has any liabilities under the WARN Act.

               (c) To the Knowledge of Sellers, each leasing company and other service provider which leases contract and other personnel to the Asset Selling Entities has performed all of the obligations imposed upon such company under the contracts and agreements with such company, including obligations for the calculation and payment of Tax Liabilities, including in respect of Federal Insurance Contributions Act, Federal Withholding Tax, State Withholding Tax, Federal Unemployment Tax Act and State Unemployment Tax Act Liabilities, and the filing of Tax Returns required to be filed.

               (d) To the Knowledge of Sellers, SCHEDULE 3.27(D) annexed hereto sets forth (i) all former employees and their qualified beneficiaries who have elected COBRA coverage on or before the date hereof, (ii) all former employees and their qualified beneficiaries who have time remaining during their respective election periods and who may elect to receive COBRA coverage after the date hereof, (iii) all former employees and their qualified beneficiaries who, as of the date hereof, are required to receive COBRA notices and election forms but who have not received such notices and election forms as of the date hereof, (iv) all former contract and other personnel and former personnel who have elected COBRA coverage on or before the date hereof, (v) all former contract and other personnel and former personnel who have time remaining during their respective election periods and who may elect to receive COBRA coverage after the date hereof, and
(vi) all former contract and other personnel and former personnel who, as of the date hereof, are required to receive COBRA notices and election forms but who have not received such notices and election forms as of the date hereof;
SCHEDULE 3.27(D) shall be updated at Closing with information in respect of the foregoing, with references to the "the date hereof" to be updated through "the Closing Date".

          3.28 Environmental Matters. Except as disclosed on SCHEDULE 3.28 annexed hereto:

               (a) (i) No written notice, order, request for information, claim, demand or complaint has been received by, and no fine or penalty proposed or assessed against the Asset Selling Entities and (ii) there are no judicial, administrative or other actions, suits, proceedings or investigations pending or to the Knowledge of Sellers threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law or allege the existence of any Environmental Liabilities; and

               (b) Each of the Asset Selling Entities have obtained or caused to be obtained all permits, licenses, certificates and authorizations necessary for the operation of the Purchased Assets and the Business to comply with all Environmental Laws (collectively "ENVIRONMENTAL PERMITS") and all such Environmental Permits are in full force and effect and all applications to renew said Environmental Permits have been timely filed. Sellers are in material compliance and have for the past three (3) years been in material compliance with the terms of all such Environmental Permits and, with respect to the operations of the Purchased Assets and the business, with all Environmental Laws, and there has been no material non-compliance at any time with said Environmental Permits or Environmental Laws which has not been fully and finally resolved.

               (c) With respect to the Purchased Assets and the Business, no Seller nor any Person for whose conduct any Seller is or may be liable has at any time prior to the Closing used, manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, created or threat of release or exposed any Person to, any Hazardous Material, and no Hazardous Material at any time prior to the Closing has been spilled, leaked, poured, discharged, or otherwise released at, on, in, under or from any Real Property, in each case so as to give rise to any notice or other reporting obligation under any Environmental Law or any Environmental Liability, including any such liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees or investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Law;

               (d) To the Knowledge of Sellers, there has been no release or threat of release of Hazardous Materials from any real property which is migrating to or may otherwise adversely affect the Real Property;

               (e) There are no facts or circumstances which could give rise to any Environmental Liabilities with respect to the Purchased Assets and the Business or any previously owned or operated real property or any other real property, including with respect to off-site waste disposal;

               (f) No Liens have been imposed on the Real Property under any Environmental Laws; and

               (g) CellStar has furnished or made available to Buyer all environmental audits and other written assessments, reports, correspondence and other documents bearing on the environmental condition of the Real Property or on Environmental Liabilities, in each case relating to the operations and facilities of the Business and which are in its or its Subsidiaries' possession or under its or their reasonable control.

          3.29 Insurance. SCHEDULE 3.29 annexed hereto sets forth a list and description of all insurance policies (collectively, the "INSURANCE POLICIES") in effect as of the date hereof which cover CellStar and its Subsidiaries, the Business or the Purchased Assets, including all legally required workers' compensation insurance and, directors' and officers' errors and omissions, casualty, fire and general liability insurance. SCHEDULE 3.29 also sets forth the name of the insurer under each Insurance Policy, the type of policy or bond, the coverage amount and any applicable deductible of the Insurance Policy, and a summary description of other material provisions, as of the date hereof. All premiums due and payable on or prior to the date hereof under all Insurance Policies have been paid. Each of CellStar and its Subsidiaries is in compliance with the terms of the Insurance Policies, and all Insurance Policies are in full force and effect. To Sellers' Knowledge, there is no threatened termination of any Insurance Policy. SCHEDULE 3.29 also sets forth all claims made under the Insurance Policies since December 31, 2003. There is no claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies. CellStar has heretofore supplied Buyer with all correspondence to and from CellStar and its Subsidiaries (including their agents and representatives) in respect of CellStar's and its Subsidiaries' directors' and officers' liability insurance since January 1, 2005.

          3.30 Customer and Supplier Relationships. SCHEDULE 3.30 annexed hereto contains a complete and accurate list of the top ten customers (by revenue) ranked by line of business and region in respect of the Business, the top ten suppliers (by purchases) of the Business, in each case for the period from December 1, 2005 through September 30, 2006. Except as disclosed on SCHEDULE 3.30, no such customer or supplier within the last twelve months has canceled or otherwise terminated, or to the Knowledge of Sellers, threatened to cancel or terminate, its relationship with the Business, and no such customer or supplier has during the last twelve months decreased or, to the Knowledge of Sellers, threatened to decrease or limit its business with the Business, in each case whether as a result of the transactions contemplated hereby or otherwise. There are no contractual obligations to which any Asset Selling Entity is a party under the terms of which (i) the Asset Selling Entity may be obligated to make purchases, individually or in the aggregate, of more than $50,000 in any 12 month period of any products from, or sell any products to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers with respect to the Business or (ii) any other Person may be similarly obligated to the Asset Selling Entity.

          3.31 Accounts Receivable. All accounts receivable included within the Purchased Assets of the Asset Selling Entities (i) arose in the ordinary course of business and were determined in accordance with GAAP, (ii) represent bona fide claims against debtors for sales, leases, licenses and other charges, and
(iii) are not subject to any discount, contingency, claim of off-set or recoupment or counterclaim in accordance with GAAP in excess of $25,000 in the aggregate, net of any applicable reserves or allowances as set forth on SCHEDULE
3.31 (including, for purposes hereof, all subschedules annexed hereto which include references to "3.31" in the captions thereof) annexed hereto. The Asset Selling Entities own or owned all right, title and interest in and to such accounts receivable, subject to the Liens described on SCHEDULE 3.11 annexed hereto all of which Liens shall be released at or prior to Closing. The amount carried for allowances, including, without limitation, markdowns, price protection, bad debt allowance and reserves, are sufficient to provide for any losses which may be sustained on realization of the accounts receivable included within the Purchased Assets of the Asset Selling Entities. The aged accounts receivable report of CellStar and its Subsidiaries, and in respect of the Business, delivered by CellStar to Buyer as of September 30, 2006 and attached as SCHEDULE 3.31 (which shall be updated as of a date within ten (10) days prior to the Closing Date) is true, complete and accurate in all material respects. All accounts receivable shown in the Business Financial Statements, or arising after the date of the Business Financial Statements, which are or were the subject of the Sellers' factoring arrangements relating to its Miami operations ("FACTORING ARRANGEMENTS") arose through the sale of goods which conformed in all respects to the requirements of such Factoring Arrangements and do not, and will not, give rise to any claim for recourse, refund, recoupment or other adjustment and have properly been accounted for as a sale of receivables in accordance with GAAP.

          3.32 Accounts Payable. All accounts payable of the Asset Selling Entities included within the Assumed Liabilities which are required by GAAP to be reflected in the Business Financial Statements are reflected therein.
SCHEDULE 3.32 (including, for purposes hereof, all subschedules annexed hereto which include references to "3.32" in the captions thereof) sets forth a true and correct aged list of all of CellStar and its Subsidiaries' respective accounts payable relating to the Business as of September 30, 2006 (which shall be updated as of a date within ten (10) days prior to the Closing Date) in excess of $25,000 to any one payee, which Schedule includes Sellers' good faith best estimate, as of September 30, 2006 of all amounts due in respect of inventories in transit to Sellers' facilities or otherwise, including detail (in form and substance reasonably satisfactory to Buyer) in respect of such in transit inventories. No account payable of CellStar or any of its Subsidiaries relating to the Business which has arisen subsequent to the date of the Business Financial Statements and prior to the date hereof to any one payee has exceeded $25,000 nor has the aggregate of such accounts payable exceeded $50,000, except as has arisen in the ordinary course of business consistent with past practices. All accounts payable have arisen in the ordinary course of business and represent valid arms-length accounts payable of CellStar or its Subsidiaries, as the case may be, and pertain to the Business.

          3.33 Earn-Out Payments. Except as set forth on SCHEDULE 3.33 annexed hereto, there are no agreements to which CellStar or its Subsidiaries are a party pursuant to which either CellStar or any Subsidiary is or may be obligated to make payments to a third party based on earnings, revenues or other performance criteria of CellStar or any Subsidiary.

          3.34 Related Party and Affiliate Transactions. Except as set forth in
SCHEDULE 3.34 annexed hereto, there are no leases, Contracts, loans, guarantees, transactions, understandings or arrangements of any nature being assumed by Buyer by virtue of the transactions contemplated hereby between or among CellStar or any of its Subsidiaries and any former shareholder, director, officer or controlling Person of such entity (or any of its predecessors) or any Affiliate of such entity (or any of its predecessors).

          3.35 Business Records. The business books and records relating to the Business and the Purchased Assets are and have been in all material respects properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such business records fairly and accurately reflect in all material respects all of the assets and Liabilities relating to the Business and the Purchased Assets.

          3.36 Fairness Opinion. CellStar has received an opinion from each of Raymond James and Southwest Securities, each dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received pursuant to this Agreement is fair, from a financial point of view, to CellStar and its stockholders, signed copies of which opinions will be delivered to Buyer solely for informational purposes as promptly as practicable after receipt thereof by CellStar. Such opinions have not been withdrawn or modified.

          3.37 Foreign Authorized Agents. SCHEDULE 3.37 annexed hereto sets forth the only authorized agents, distributors or sales representatives of the Asset Selling Entities with respect to the Business outside the United States and the terms listed therein accurately set out the material terms of their respective engagements. To Sellers' Knowledge, no other party holds itself out as being an agent, distributor or sales representative of the Asset Selling Entities with respect to the Business outside the United States.

          3.38 Product Warranty. All of the products relating to the Business sold and delivered by the Asset Selling Entities have conformed in all material respects with all applicable contractual commitments and all express and implied warranties and the Asset Selling Entities do not have any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Business Financial Statements. All of the products sold and delivered by the Asset Selling Entities relating to the Business are subject to standard terms and conditions of sale. SCHEDULE 3.38 annexed hereto includes copies of the standard terms and conditions of sale sought by the Asset Selling Entities (containing applicable guaranty, warranty, and indemnity provisions). Neither CellStar nor any of its Subsidiaries has been notified of any claims for, and to the Sellers' Knowledge, there are no threatened claims for, any product returns, warranty obligations or product services relating to the Business.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing, that:

          4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated and validly existing under the laws of Indiana and has all corporate powers and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions provided herein. All of the outstanding capital stock of Buyer is owned by Brightpoint, Inc.

          4.02 Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. No other proceedings on the part of Buyer are necessary to approve or authorize the execution and delivery of the Transaction Documents, the performance of Buyer's obligations thereunder and the consummation of the transactions contemplated thereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer. Each other Transaction Document will be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

          4.03 Governmental Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act; any other Competition Laws and the Exchange Act.

          4.04 Noncontravention. Subject to the terms and conditions herein (including without limitation the closing conditions set forth in SECTION 9.02(C)), and compliance with any applicable requirements of the HSR Act, any other Competition Laws and the Exchange Act, the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

          4.05 [Intentionally omitted]

          4.06 Litigation. There are no claims, actions, suits, investigations, orders, judgments, decrees or proceedings pending by or against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority, except for such claims, actions, suits, investigations, orders, judgments, decrees or proceedings as would not individually or in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

          4.07 Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Sellers or any of their Affiliates would be responsible.

                                   ARTICLE 5
                         ADDITIONAL COVENANTS OF SELLERS

Sellers agree that:

          5.01 Seller Stockholders' Approval; Proxy Statement.

               (a) CellStar, acting through its Board of Directors, shall: (i) duly call and give notice of a special meeting of its stockholders (the "SELLER STOCKHOLDERS' MEETING") for the purpose of voting and approving the transactions contemplated by this Agreement (the "SELLER STOCKHOLDERS' APPROVAL"), including the corporate name change by CellStar required as a result of Section 5.09 hereof, and for the purpose of voting and approving the liquidation of CellStar;
(ii) subject to its fiduciary duties under Applicable Law, convene and hold the Seller Stockholders' Meeting as promptly as practicable following the date the Proxy Statement is approved by the SEC, and (iii) except as provided in Section
5.03 hereof and subject to its fiduciary duties under Applicable Law, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby and take all lawful action and use its reasonable best efforts to solicit and obtain such approval and adoption (the "SELLER RECOMMENDATION") not withdraw or adversely modify the Seller Recommendation, and include the Seller Recommendation in the Proxy Statement.

               (b) As promptly as practicable after the execution of this Agreement, but in any event, within 60 days thereafter, CellStar shall prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the "PROXY STATEMENT") with the SEC with respect to the Seller Stockholders' Meeting. CellStar will promptly notify Buyer of the receipt of any oral or written comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between CellStar, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. CellStar shall give Buyer and its counsel a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment and supplement thereto) prior to it being filed with the SEC and shall give Buyer and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Buyer shall furnish all information concerning it as CellStar may reasonably request in connection with such actions and the preparation of the Proxy Statement. CellStar agrees to use its reasonable best efforts, after consultation with Buyer, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement shall have been approved by the SEC, CellStar shall mail the Proxy Statement to its stockholders. If at any time prior to the approval of this Agreement by CellStar's stockholders there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, CellStar and Buyer will jointly prepare, and CellStar shall mail to its stockholders, such an amendment or supplement. No filing of an amendment or supplement to the Proxy Statement other than as may relate solely to an Acquisition Proposal determined by the Seller Board to constitute a Superior Proposal shall be made without the prior written consent of the other party, such consent not to be unreasonably withheld.

          5.02 Conduct of Business; Notification of Certain Matters. (a) Each Seller covenants and agrees as to itself and its Subsidiaries, except as specifically permitted by any other provision of this Agreement to conduct the Business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice and in material compliance with Applicable Law, and to preserve intact the Asset Selling Entities' business organizations, maintain and preserve the Purchased Assets, undertake reasonable best efforts to keep available the services of the respective current officers, employees and consultants of the Asset Selling Entities and preserve the present goodwill of the Asset Selling Entities and their relationships with customers, suppliers and other Persons with whom they have business relations that relate to the Business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, CellStar and its Subsidiaries shall not, between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Buyer:

                    (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, its or any Subsidiary's capital stock (except for dividends paid to CellStar or any Subsidiary thereof by Communicacion Inalambrica Inteligente, S.A. de C.V.), split, combine or reclassify any of its or any Subsidiary's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or any Subsidiary's capital stock; or purchase, redeem or otherwise acquire any shares of its or any Subsidiary's capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; except pursuant to the exercise of existing options in respect of CellStar's capital stock, authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its or any Subsidiary's capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities convertible securities or any other securities or equity equivalents (except for the issuance by CellStar of up to 150,000 shares of its common stock, as restricted stock, to its employees);

                    (ii) increase, alter or amend the compensation or fringe benefits of any Transferred Employees except in the ordinary course of business, in accordance with past practice; enter into employment arrangements or arrangements to provide rights or benefits upon a change of control with any such employee or enter into any retention or performance-based bonus or other compensation agreement or any similar agreement with any such employee; or, except as required to comply with Applicable Law, establish, adopt, enter into, amend or terminate any written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee; or change the employees listed on SCHEDULE 1.01(A)(III) (provided, however, that CellStar and its Subsidiaries may substitute employees below the director level with other new employees to be included on said Schedule provided salary, benefits and other costs are reasonably similar in respect thereof);

                    (iii) amend its certificate of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Asset Selling Entity in any way which would adversely impact the transactions contemplated hereby or the Business or the Purchased Assets;

                    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, except any such transaction with a Subsidiary of CellStar, so long as such transaction would not in any way adversely impact the transactions contemplated hereby or the Business or the Purchased Assets; or any assets that are material, individually or in the aggregate, to CellStar or its Subsidiaries, except purchases in the ordinary course of business consistent with past practice;

                    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any Purchased Assets, except sales or dispositions in the ordinary course of business consistent with past practice;

                    (vi) incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Asset Selling Entity, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, or amend or modify any terms relating thereto, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

                    (vii) enter into, amend, modify, renew, replace or terminate any Material Contract (including, without limitation, (a) the Supply Agreement and Technical Service Agreement, except for any successor or subsequent similar agreement or arrangement in respect of Sellers' Colombia business which is not materially adverse in relation to the Supply Agreement or Technical Service Agreement provided that three (3) business days prior written notice is given to Buyer in respect thereof, and (b) the Kaiser Employment Agreement), and shall not place, amend, modify or terminate any purchase orders in respect of the Asset Selling Entities relating primarily to the Business other than in the ordinary course of business consistent with past practices;

                    (viii) expend funds for capital expenditures in excess of $50,000 in the aggregate in respect of the Asset Selling Entities;

                    (ix) except as set forth on SCHEDULE 5.02(IX), adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                    (x) recognize any labor union (unless legally required to do so) or enter into or amend any collective bargaining agreement in respect of the Asset Selling Entities;

                    (xi) change any accounting principles, unless required by the Financial Accounting Standards Board;

                    (xii) [Intentionally omitted];

                    (xiii) unless compelled by a final non-appealable court order or other binding order of a Governmental Authority, settle or compromise any litigation in which Sellers is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $25,000 and in the aggregate in an amount in excess of $50,000 or waive any material right, except with respect to the SEC Investigation (unless any such action in respect thereof will materially adversely affect the Business, Purchased Assets, Liabilities, obligations, operations, condition (financial or otherwise) or results of operations or the conduct of the Business);

                    (xiv) modify or amend any existing insurance policy, except for a renewal thereof on substantially the same terms and conditions;

                    (xv) except as permitted by Section 5.03 hereof, knowingly act in a manner intended to materially delay the consummation of the transactions contemplated by this Agreement; or

                    (xvi) authorize any of, or commit or agree to take any of the foregoing actions.

               (b) CellStar shall give prompt notice to Buyer of (i) the occurrence, or nonoccurrence, or any event the occurrence, or nonoccurrence, of which would be likely to cause any representation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of CellStar or its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied thereby hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.02(b) shall not limit or otherwise affect the remedies available hereunder to Buyer.

          5.03 No Solicitation of Transactions.

               (a) Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 11.01, but subject at all times to CellStar's and its directors' right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel, CellStar will not, nor will it permit any of its Affiliates to, nor will it permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, CellStar or any of its Subsidiaries to directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or the making of any proposal that constitutes any Acquisition Proposal, or provide any confidential information or data with respect to an Acquisition Proposal, (iii) agree to, approve or recommend or propose publicly to approve or recommend any Acquisition Proposal or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, memorandum of understanding, term sheet or other similar document related to an Acquisition Proposal; provided, however, that subject to CellStar's compliance with this Section 5.03(a), nothing contained in this Agreement shall prevent CellStar or CellStar's Board of Directors (the "SELLER BOARD") from (A) entering into a definitive agreement providing for the implementation of a Superior Proposal if CellStar or the Seller Board has complied with the procedures of this Section 5.03(a), or (B) furnishing information to (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement), or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal to CellStar if (1) the Seller Board determines in good faith, after consultation with outside legal counsel, that failure to do so would create a reasonable probability of a breach of its duties to stockholders imposed by Applicable Law, (2) the Seller Board determines in good faith, after consultation with outside financial advisors, that such Acquisition Proposal would be reasonably likely, if consummated, to constitute a Superior Proposal and (3) prior to taking such action, CellStar complies in all material respects with the procedures set forth in this Section 5.03(a). CellStar shall
(i) promptly, and in any event within two (2) Business Days, notify Buyer orally and in writing after receipt by CellStar (or its advisors) of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known, and the identity of the Person making it, (ii) promptly, and in any event within two (2) Business Days, notify Buyer orally and in writing after receipt of any request for non-public information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person that, to Sellers' Knowledge, is reasonably likely to make, or has made, an Acquisition Proposal, and (iii) notify Buyer within one
(1) Business Day of any material change to the terms and conditions of any Acquisition Proposal. CellStar shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Immediately after the execution and delivery of this Agreement, CellStar will, and will instruct its Subsidiaries, and their Representatives to, cease and terminate or cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. CellStar agrees to promptly inform its Representatives of the obligations undertaken in this Agreement.

               (b) Subject at all times to CellStar's and its directors' right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel, the Seller Board will not approve or recommend an Acquisition Proposal, unless in connection with a Superior Proposal which is pending at the time CellStar determines to take such action (i) the Seller Board determines in good faith, after consultation with outside legal counsel, that to do otherwise would create a reasonable probability of a breach if its duties to stockholders imposed by Applicable Law, and (ii) CellStar shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Buyer toward a proposal that would be superior to the Superior Proposal.

               (c) "ACQUISITION PROPOSAL" means any inquiry, offer or proposal concerning any (a) merger agreement, consolidation, share exchange, reorganization, recapitalization, business combination, or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction, (b) sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of CellStar representing 20% or more of the consolidated assets of CellStar and its Subsidiaries, taken as a whole in a single transaction or series of related transactions, (c) any tender offer or exchange offer for 20% or more of any class of equity security of CellStar or the filing of a registration statement under the Securities Act in connection therewith,
(d) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of CellStar and the Subsidiaries having a fair market value equal to or greater than 20% of the fair market value of all of the assets of CellStar and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (other than the Transactions contemplated by this Agreement).

               (d) "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Proposal to "20%" shall be "50%") which (a) in the good faith judgment of the Seller Board, is reasonably likely to be consummated, and (b) a majority of the Seller Board determines in their good faith judgment after consultation with outside financial advisors to be more favorable to CellStar's stockholders from a financial point of view (which determination may take into account legal and regulatory matters) than the transactions contemplated by this Agreement.

               (e) Nothing contained in this Section 5.03 shall prohibit CellStar or the Seller Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to CellStar's stockholders which, in the good faith judgment of the Seller Board, after consultation with outside legal counsel, the failure to make would be inconsistent with its obligations under Applicable Law or (iii) taking any action required by an order or decree of any Governmental Authority, provided, however, that CellStar does not approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

               (f) Notwithstanding the foregoing, CellStar may seek to sell, and sell, only (i) its Mexico operations that reside exclusively within Mexico; (ii) its Chile operations that reside exclusively within Chile; (iii) its 19% ownership interest in CellStar de Colombia Ltda. (other than the Technical Service Agreement and the Supply Agreement); (iv) the promissory notes held by CellStar in connection with the sale of its Asia, Peru and Colombia operations;
(v) any claims which may exist against third parties related to its Asia operations; and (vi) any net operating loss tax assets not associated with the Business.

          5.04 Investigation. (a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the provisions of Section 11.01 hereof or the Closing Date, Buyer may, directly and through its Representatives, make such investigation of Sellers and the Business and the Purchased Assets as it deems necessary or advisable, but such investigation shall not affect any of the representations and warranties contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, Buyer and its Representatives shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of Sellers, and CellStar shall furnish to Buyer and its Representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each Seller and its management, employees, accountants and attorneys shall cooperate fully with Buyer and its Representatives in connection with such investigation. With respect to information disclosed pursuant to this Section 5.04, the Parties and their Affiliates shall comply with, and cause their respective Representatives to comply with, all of their respective obligations under that certain

Confidentiality Agreement dated as of January 18, 2006, previously executed by CellStar and Brightpoint, Inc. (the "CONFIDENTIALITY AGREEMENT").

               (b) On and after the Closing Date and until the liquidation or dissolution of CellStar, CellStar will, and will cause its Subsidiaries to, afford promptly to Buyer, its Subsidiaries and their respective Representatives reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for any such Persons in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business or the transactions contemplated hereby; provided that any such access by any such Persons shall not unreasonably interfere with the conduct of the business of CellStar. In addition, during that period, CellStar will use reasonable best efforts to provide, or to cause its accountants or other Representatives to provide, such consents, letters or other documents as Buyer may reasonably request in connection with the preparation by Buyer of filings under the Securities Act and reports under the Exchange Act.

               (c) (i) Buyer shall have the right to have a Phase I Environmental Site Assessment and a health, safety and environmental compliance assessment of each of the Leased Real Property performed by a consultant or consultants of its choosing. Sellers shall cooperate in all respects with Buyer and its consultant(s) in the performance of said assessments, including without limitation, providing and/or arranging for prompt access to the Leased Real Property and providing such information, documentary or otherwise, as Buyer or its consultant(s) may reasonably require.

                    (ii) If said assessments or any one of them indicate the presence of a health, safety or environmental condition(s) (1) which CellStar or any of its Subsidiaries caused or contributed to or for which CellStar or any of its Subsidiaries are potentially responsible, or (2) which are caused by others and could reasonably be expected to result in a Material Adverse Effect or materially interfere with continued operations at any of the Leased Real Property then, (x) in the case of (1), Buyer shall have the right to terminate this Agreement at any time prior to the Closing Date in its commercially reasonable discretion and (y) in the case of (2), Buyer shall have the right to terminate this Agreement at any time prior to the Closing Date.

                    (iii) If said assessments or any one of them indicate the need for a Phase II or other further assessment or if further assessment is necessary to determine the cost of resolving conditions for which CellStar or any of its Subsidiaries is potentially responsible or the extent to which continued operations may be affected, then the Closing Date hereunder may be extended by Buyer for such time as is reasonably necessary to complete said additional assessments not to exceed 90 days. If either of the conditions identified in Section 5.04(c)(ii) above are identified or confirmed by said further assessments, then Buyer shall have the termination rights set forth above.

                    (iv) In the event of a termination by Buyer hereunder, it shall be deemed to be the equivalent of the occurrence of a material breach on the part of the Sellers and the applicable provisions of Section 11.02 shall apply.

               (d) Buyer shall have the right to review all records pertaining to the matters described in Sections 3.27(c) and (d) hereof during the sixty
(60) day period following the date of this Agreement and shall, in connection therewith, provide access to all leasing companies and other service providers which lease personnel to the Asset Selling Entities. In the event Buyer determines that the representations and warranties contained in Sections 3.27(c) and (d) are untrue in any respect, then Sellers acknowledge and agree that Sellers shall be responsible for a breach of such representations and warranties as if no "Knowledge" qualifier was contained therein.

          5.05 Consents. CellStar and its Subsidiaries agree to use their reasonable best efforts to obtain, and cause to be obtained, prior to Closing, and if necessary, for a period of two (2) years or, if earlier, the liquidation or dissolution of CellStar, after Closing, all of the Required Consents, including the consents which have been disclosed, or are required to be disclosed on SCHEDULE 3.05, SCHEDULE 9.01(B) or SCHEDULE 9.02(C) which consents shall be in a form reasonably satisfactory to Buyer. The consents shall be obtained at Sellers' cost and expense, not to exceed $100,000, it being acknowledged and agreed that the foregoing dollar limitation shall not affect any other rights and obligations of the Parties hereto, including in respect of conditions to Closing contemplated by this Agreement. Buyer shall use its reasonable best efforts to procure the consents set forth in Part II of SCHEDULE 9.02(C) (and shall periodically inform CellStar of its progress in connection therewith), and the Parties acknowledge that such consents shall not require a modification, in a material and adverse way, of the applicable agreements.

          5.06 Notice to Customers and Vendors. CellStar and its Subsidiaries agree, in consultation with Buyer, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement, it being acknowledged by the Parties that they will agree upon a written notification, in respect of the transactions contemplated hereby, to customers and vendors of the Business, which notification shall be sent at a mutually agreeable time prior to closing.

          5.07 Non-Competition. Except as set forth on SCHEDULE 5.07 annexed hereto, for a period of two (2) years following the Closing Date, CellStar shall not, and shall not permit any of CellStar's Subsidiaries, or any of its or their successors to, directly or indirectly, engage in or participate in any business or activity in any geographic area in which the Business or any part thereof operates or as of the date of this Agreement plans to operate which is in competition with the Business, as conducted on the Closing Date. The term "PARTICIPATE IN" shall mean, with respect to any Person, (i) owning, managing or having any direct or indirect interest in such Person, whether as owner, stockholder, partner or joint venturer or (ii) having any officer or other senior management employee, at the direction of CellStar, act as a director, officer, employee, agent, consultant or independent contractor of any Person. CellStar shall not, and shall cause its Subsidiaries and Affiliates, and any of its or their successors to not, covenant or agree in any way to any non-competition, non-solicitation or other similar agreement or arrangement which could affect the ability of Brightpoint, Inc. or any of its Subsidiaries or Affiliates, or any of its or their successors, to own or operate, directly or indirectly, any business in any location.

          5.08 Confidentiality. CellStar will not for a period of two (2) years after the Closing Date, and will cause its Affiliates and Representatives not to, for a period of one (1) year after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information included in the Purchased Assets; provided that the foregoing restriction will not (a) apply to any information to the extent generally available to, or known by, the public (other than as a result of disclosure in violation of this 5.08), or independently developed by CellStar or any of its Affiliates (other than by the Business prior to the Closing); or (b) prohibit any disclosure required by any applicable legal requirement, so long as, to the extent legally permissible, CellStar provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to seek an appropriate protective order.

          5.09 CellStar, etc. Names. As of and following the Closing Date, CellStar shall not, and shall cause each of its Subsidiaries and its Affiliates not to, use, transfer, license or grant or exercise any other right, title, or interest in or to the "CellStar" name and each other name referred to on
SCHEDULE 3.22 and/or any variants thereof and/or any names, trademarks, or service marks substantially similar thereto, in any manner, to any Person, other than Buyer and its Affiliates, except as set forth in the License Agreement (Mexico) and License Agreement (Chile).

          5.10 Insurance. Each Seller shall and shall cause its Affiliates to use reasonable efforts to ensure that the Purchased Assets shall, to the extent covered as of the date hereof, continue to have coverage under each insurance policy in effect with respect thereto at any time prior to the Closing (each, a "SPECIFIED POLICY") in accordance with the terms and conditions thereof for any loss, liability or damage suffered with respect to any incident or event occurring prior to the Closing, and shall use reasonable efforts to cause Buyer and its Subsidiaries to be listed as additional insureds in respect thereof, subject to the rights of CellStar's secured lenders until the Closing. Sellers shall indemnify Buyer for the costs and expenses referred to in this Section
5.10 to the extent, if any, that Sellers are required to do so pursuant to
Article 10.

          5.11 Intercompany Receivables and Payables. At or prior to the Closing, CellStar shall, and shall cause its Subsidiaries to, eliminate, release, transfer, terminate or settle, to the satisfaction of Buyer, in its sole discretion, all intercompany receivables and payables between the Business, on the one hand, and any Retained Businesses, on the other hand, it being acknowledged and agreed by the Parties that Buyer is not acquiring any intercompany receivables and is assuming no intercompany payables.

          5.12 SEC Investigation. CellStar shall use reasonable best efforts to keep Buyer apprised of the status of the SEC Investigation, to provide copies and correspondence to and from the SEC staff, and to promptly advise Buyer of any material event, change, circumstance or development relating to or arising from the SEC Investigation.

          5.13 Pre-Closing Tax Returns. CellStar shall timely file all Tax Returns required to be filed prior to the Closing Date with respect to the Purchased Assets on or prior to the Closing Date, which Tax Returns shall be filed on a basis consistent with CellStar's historic tax accounting practices (except as required under Applicable Law).

          5.14 Form 8-K Obligations. CellStar will promptly engage Grant Thornton LLP ("AUDITORS") to conduct an audit of the financial statements of the Business sold to Buyer and provide Buyer, prior to the Closing (or as soon as practicable thereafter), with audited financial statements of the Business sold to Buyer for the most recently completed fiscal year of CellStar prior to Closing, and to and review all interim period financial statements of the Business, that Buyer will be required to file with the SEC under Rule 3-05 of Regulation S-X (on Form 8-K). Buyer will reimburse CellStar for its actual, reasonable costs charged by Auditors (not to exceed $175,000) for such audit and review. In connection with the performance of such audit and review, Sellers agree to (i) provide Auditors with full and timely assistance and access to, and to examine and make copies of, all books and records of Sellers relating to the Business, and authorize the Independent Auditors for Sellers and their affiliates, to provide all work papers, (ii) close the books of the Business in accordance with GAAP, (iii) prepare all appropriate income tax provisions, (iv) draft the combined financial statements of the Business, (v) execute reasonable and customary "representation letters" upon completion of the audit prior to the issuance of the Auditors' Audit Report and (vi) if necessary, "carve out" the necessary financial information and allocate corporate expenses in accordance with Staff Accounting Bulletin No. 55 for the audited financial statements of the Business to comply with the rules and regulations of the SEC.

          5.15 Restrictions on Sellers' Liquidation and Dissolution and Other Actions.

               (a) Sellers shall not liquidate or dissolve, or enter into any proceeding relating to bankruptcy, insolvency, liquidation or dissolution until the expiration of the seven (7) month period following the Closing (the "APPLICABLE PERIOD"). At all times during the Applicable Period, Sellers shall
(i) apply the Purchase Price proceeds received hereunder to promptly satisfy and discharge the Liabilities thereof existing on and after the Closing Date, including all amounts owed to current and future creditors of CellStar and its Subsidiaries, including without limitation all CellStar Employer Payment Obligations; (ii) maintain sufficient capital with which to continue its proposed operations; and (iii) maintain assets (calculated at fair market value) that exceed its Liabilities. In addition, except as otherwise set forth herein, at all times during the Escrow Period, Sellers shall be permitted to make distributions, dividends and liquidating or other payments of cash or other assets or property to the stockholders of CellStar (collectively, "STOCKHOLDER PAYMENTS") or any other Persons provided that CellStar retains an amount of cash at least equal to the amount of the Indemnity Cap (the "MINIMUM CASH"), including the Escrow Amount. CellStar covenants to retain the Minimum Cash for such period so it shall be available for the protection of Buyer under Article 10 hereof.

               (b) No Stockholder Payment shall be made unless the Seller Board determines, upon the advice of outside legal counsel, that such payment may be made in compliance with their duties under Applicable Law, provided adequate provision is made to maintain the Minimum Cash amount.

               (c) Without limiting the generality of the provisions of subsection (a) above, CellStar shall arrange for the payment and satisfaction, at or prior to Closing, of all intercompany Liabilities and other indebtedness to third parties described on SCHEDULE 3.15.

               (d) Sellers shall provide, on a monthly basis, Buyer with evidence reasonably satisfactory to Buyer of their compliance with the foregoing covenants in this Section 5.15 until expiration of the Applicable Period.

          5.16 Non-Competition and Confidentiality Covenants. From and after the Closing, CellStar shall either: (i) at the reasonable request of Buyer, enforce the covenants set forth in Article 2 of the Kaiser Employment Agreement (the "NON-COMPETITION AND CONFIDENTIALITY COVENANTS"), it being acknowledged and agreed by Buyer that it shall reimburse CellStar for its reasonable costs and expenses incurred in connection therewith; or (ii) assign or otherwise provide the Buyer with the right to enforce the Non-Competition and Confidentiality Covenants. In addition, from and after the Closing, CellStar shall not amend, modify, replace, terminate, or waive compliance with any provisions of the Non-Competition and Confidentiality Covenants.

                                   ARTICLE 6
                         COVENANTS OF BUYER AND SELLERS

     Buyer and Sellers, jointly and severally, agree that:

          6.01 Reasonable Best Efforts; Further Assurance. (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Documents. Sellers and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents, to vest in Buyer or its Subsidiaries ownership of the Business and good title to the Purchased Assets and to confirm the assumption by Buyer or its Subsidiaries of the Assumed Liabilities.

               (b) In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall make appropriate filings pursuant to applicable Competition Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by the Transaction Documents as promptly as reasonably practicable and, in the case of such Notification and Report Form pursuant to the HSR Act, in any event within ten (10) Business Days of the date hereof. Each of Buyer and Sellers shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Competition Laws and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Competition Laws as soon as practicable.

               (c) If any objections are asserted with respect to the transactions contemplated by any of the Transaction Documents under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by any of the Transaction Documents as violative of any Competition Law, each of Buyer and Sellers shall use its reasonable best efforts to promptly resolve such objections.

          6.02 Certain Filings; Consents. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or Consent of, any Governmental Authority is required, or any actions or Consents are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions or Consents in a timely manner. Sellers shall pay all commercially reasonable amounts required in order to obtain such actions or Consents up to an aggregate maximum of $100,000; provided that the filing fees required pursuant to the HSR Act or other Competition Laws will be borne by the Party required to pay such fees under Applicable Laws.

          6.03 Cooperation on Tax Matters. Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to Sellers relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (including any applicable extensions) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority. In the event of the liquidation or dissolution of CellStar, CellStar shall arrange, at least 30 days in advance thereof to have all Business-related records (including Tax records) delivered for storage to a facility approved by Buyer or shall offer to deliver said records to Buyer.

          6.04 Public Announcements. The initial press release relating to the Transaction Documents and the transactions contemplated hereby or thereby will be a joint release agreed upon by the Parties, except for any press releases or public statements the making of which may be required by Applicable Law, fiduciary duty or any listing agreement with any national securities exchange or Nasdaq (which, to the extent practicable, shall not be issued prior to the other Party or Parties, as the case may be, being given a reasonable opportunity to review and comment). The Parties agree to consult with each other before issuing any further press release or making any other public statement with respect to any Transaction Document or the transactions contemplated hereby or thereby which differs substantially from previously agreed upon press releases or public statements and, except for any press releases and public statements the making of which may be required by Applicable Law, fiduciary duty or any applicable stock exchange or Nasdaq rule or any listing agreement, neither Party will issue any such press release nor make any such public statement unless the content of such press release or public statement shall have been agreed upon by the Parties.

          6.05 Notices of Certain Events. Each of Sellers and Buyer shall promptly notify the other Party or Parties, as the case may be, of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

               (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; and

               (c) any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of Sellers, Section
3.17 or, in the case of Buyer, Section 4.06.

Each of Sellers and Buyer shall use reasonable efforts to notify the other Party or Parties, as the case may be, of any event or state of facts which makes the representations and warranties of such Party contained herein untrue in any material respect or which makes the satisfaction of any condition or performance of any obligation of such Party contained herein impossible or reasonably unlikely.

          6.06 WARN Act. Sellers shall timely perform and discharge all requirements under the Worker Adjustment and Retraining Notification Act (the "WARN ACT") to the extent applicable and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the Purchased Assets pursuant to this Agreement up to and including the Closing Date for any employees of Sellers and/or its Subsidiaries. After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act to the extent applicable and under applicable state and local laws and regulations for the notification of any Transferred Employees arising from the sale of the Purchased Assets.

          6.07 Non-Solicitation.

               (a) For a period of two (2) years following the Closing Date, each Seller shall not, and for a period of one (1) year following the Closing Date, shall not permit any of its Affiliates to, (i) directly solicit (or cause to be directly solicited) any of the individuals listed in SCHEDULE 6.07 hereto or any individual that may be added thereto prior to the Closing (A) to reflect new hires of officers, management employees, key technical employees or key sales employees and departures from the Business occurring after the date hereof or (B) by agreement of Sellers and Buyer (the "BUSINESS COVERED EMPLOYEES"), except pursuant to general solicitations by use of advertising or which are not specifically targeted at the Business Covered Employees, or (ii) hire any of the Business Covered Employees; provided that the foregoing shall not restrict the solicitation or hiring of any Person who was not employed by Buyer for the six month period prior to such Person's solicitation or hiring.

               (b) For a period of six months following the Closing Date, neither Sellers nor Buyer shall, nor shall either Sellers or Buyer permit any of its Affiliates, (i) directly solicit (or cause to be directly solicited) any employee of the other Party or Parties, as the case may be, except pursuant to general solicitations by use of advertising or which are not specifically targeted at such employees, or (ii) hire any such employee.

          6.08 Accounts Receivable, Mail, Checks, Etc. Following the Closing, if Buyer or Sellers (or their respective Affiliates) receives payment with respect to an account receivable that is owned by the other Party or Parties, as the case may be, pursuant to the terms of this Agreement, such Party shall promptly (and in any event within ten (10) Business Days) remit such payment to the other Party or Parties, as the case may be. The Sellers hereby authorize and empower Buyer, from and after the Closing (a) to receive and open mail addressed to any Seller and (b) to deal with the contents thereof in any manner Buyer sees fit, providing such mail and the contents thereof relate to the Purchased Assets or the Business, and to promptly forward all other mail to the Sellers, it being acknowledged by Buyer that it intends to handle mail received in either of Sellers' current facilities located in Coppell, Texas and Miami, Florida following the Closing by (i) as promptly as practicable opening such mail therein received and forwarding to the Sellers any such mail which relates to the Excluded Liabilities and Excluded Assets, and
(ii) promptly forwarding to CellStar any subpoena or regulatory correspondence addressed to CellStar. The Sellers agree to forward and deliver to Buyer any telephone calls, mail, checks or other communications, documents and inquiries received by it pertaining to the Purchased Assets or the Business and Buyer agrees to do the same with respect to the Excluded Liabilities and Excluded Assets.

          6.09 No Obligation of Buyer to Maintain Plans, etc. Buyer shall not be obligated to maintain, sponsor, administer or contribute to any Employee Plan, by reason of the consummation of the transactions contemplated by this Agreement or otherwise.

          6.10 Information Supplied. The information supplied or to be supplied by Buyer or CellStar for inclusion in the Proxy Statement (as defined in Section 5.01(b) shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of CellStar and (ii) the time of the Seller Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no representation or warranty is made by Buyer or CellStar with respect to statements made therein based on information supplied by the other party for inclusion in the Proxy Statement.

                                   ARTICLE 7
                                  TAX MATTERS

          7.01 Tax Matters. Sellers hereby represent and warrant, as of the date hereof and as of the Closing Date, to Buyer that, except as set forth on
SCHEDULE 7.01 annexed hereto:

               (a) The Asset Selling Entities (i) have properly prepared and timely filed all federal, state, local and foreign Tax Returns in respect of Taxes required to be filed by any of them (taking into account any extension of time to file) on or before the Closing Date; (ii) paid or accrued as a liability in the Business Financial Statements all Taxes (whether or not shown on a Tax Return); and (iii) paid or accrued as a liability in the Business Financial Statements all Taxes for which a notice of assessment or collection has been received by the Asset Selling Entities.

               (b) There are no Liens for Taxes (other than Taxes not yet due and payable) on any of the Purchased Assets.

               (c) The Asset Selling Entities have withheld or collected and paid over to appropriate Governmental Authorities (or are properly holding for such payment) all Taxes required by any Tax Law to be withheld or collected by any of them in connection with amounts paid or owing to any employee, foreign person, creditor, stockholder or independent contractor.

               (d) No dispute or claim concerning any Tax Liability of the Asset Selling Entities relating to the Purchased Assets has been proposed or claimed in writing or, to the Knowledge of Sellers, threatened by any Governmental Authority, including a claim that the Asset Selling Entities are subject to any Taxes relating to the Purchased Assets in a jurisdiction where they do not currently file a Tax Return.

               (e) No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to the Asset Selling Entities which relate to the Purchased Assets. Neither the Asset Selling Entities, nor any director or officer (or employee responsible for Tax matters) of the Asset Selling Entities has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Asset Selling Entities have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review relating to the Purchased Assets; or
(ii) request for information related to Tax matters relating to the Purchased Assets.

               (f) None of the Asset Selling Entities have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which (i) is currently effective and (ii) is related to the Purchased Assets.

               (g) None of the Purchased Assets constitute a U.S. real property interest as such term is defined in Section 897(c)(1)(A)(i) of the Code.

          7.02 Tax Reporting and Allocation of Consideration.

               (a) As promptly as practicable after the Closing, Buyer shall prepare and deliver to CellStar a written statement (the "STATEMENT OF ALLOCATION") setting forth an allocation of the Purchase Price (which for such purpose shall be increased by the amount of the Assumed Liabilities) among the Purchased Assets in accordance with the principles and methodology set forth and illustrated in SCHEDULE 2.07 annexed hereto; provided that the Parties may agree to amend or adjust such methodology to the extent that the Parties mutually determine that such amendment or adjustment is necessary to properly reflect the fair market value of the Purchased Assets. Buyer and Sellers agree that each of the allocations required to be prepared pursuant to this Section 7.02(a) shall be prepared in accordance with the provisions of Sections 338 and 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provisions of state, local or foreign law, as applicable.

               (b) If CellStar does not agree with all or any portion of the information set forth on the Statement of Allocation, Buyer and CellStar shall make a good faith effort to resolve their differences. If Buyer and CellStar, after good faith negotiations, cannot resolve their differences within thirty days (30) days following the receipt of the Statement of Allocation by CellStar, then CellStar and Buyer shall jointly select an independent certified public accounting firm to address the differences, which accounting firm shall issue a final and binding

Statement of Allocation no later than thirty (30) days after being engaged by Buyer and CellStar to prepare the final Statement of Allocation.

               (c) All federal, state, local and foreign income Tax Returns of CellStar and its Subsidiaries, and Buyer, shall be filed consistently with the information set forth on the Statement of Allocation. Moreover, CellStar and Buyer further agree to file IRS Form 8594 in a manner that is consistent with the Purchased Assets Allocation. CellStar and Buyer agree to promptly provide each other with any information necessary to complete such Tax Returns and IRS Forms 8594. CellStar and its Subsidiaries and Buyer shall not take any position on a Tax Return, tax proceeding or audit that is inconsistent with any information set forth on the Statement of Allocation.

          7.03 General.

               (a) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Business for all Pre-Closing Tax Periods which are required to be filed after the Closing Date. CellStar shall be responsible for all Taxes of the Business for all Pre-Closing Tax Periods.

               (b) [Intentionally omitted]

               (c) [Intentionally omitted]

               (d) CellStar and Buyer shall provide reasonable cooperation and information to each other in connection with (a) the preparation or filing of any Tax Return, amended Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (b) any determination of Liability for Taxes, and
(c) any audit, examination or other proceeding in respect of Taxes related to the Business. CellStar and Buyer shall at their own cost and expense preserve all Tax Returns, schedules, work papers and all records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the Party which did not grant the extension. CellStar and Buyer shall not destroy or otherwise dispose of any Tax Returns, schedules, work papers, information, records and documents without first providing the other Party a reasonable opportunity to review and copy the same. The Party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. Any information obtained under this Section 7.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

               (e) Sellers shall have the right, at their own expense, to control any audit or examination by any Governmental Authority, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any Pre-Closing Tax Periods, except that: Sellers shall consult with Buyer and obtain Buyer's consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyer may be adversely affected by such action.

               (f) [Intentionally omitted]

               (g) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

               (h) Buyer and CellStar agree, upon request, prior to Closing and for a period of two (2) years following Closing or the earlier liquidation or dissolution of CellStar, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (i) [Intentionally omitted]

               (j) CellStar and Buyer acknowledge and agree that, except with respect to any Business Employees and Additional Employees, (a) CellStar will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by CellStar to any employee in connection with the operation of the Business on or prior to the Closing Date; and (b) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any employee in connection with the operation of the Business after the Closing Date.

                                   ARTICLE 8
                                PERSONNEL MATTERS

          8.01 Business Employees. Buyer shall (or will cause one of its Subsidiaries to) on or prior to the Closing Date, make an offer of employment to each Business Employee, in both cases on the terms set forth in this Section
8.01. Buyer shall use reasonable best efforts to endeavor to offer to the Transferred Employees (U.S.), who become employees of the Buyer (or an Affiliate thereof), welfare benefits substantially similar to the welfare benefits theretofore afforded to such employees by Sellers immediately prior to the Closing. For the avoidance of doubt, current Business Employees include any Business Employee who is, immediately prior to the Closing, absent from work on account of paid time-off, vacation, sick or personal leave (but not short-term disability or long-term disability), worker's compensation or leave of absence (other than a leave of absence resulting from a reduction in force or a "bridging" of age and/or service credit for purposes of an Employee Plan) and any Business Employee for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or law (such as, without limitation, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act and any Applicable Law that requires employers to permit the return of their employees following a leave of absence (e.g., maternity leave)). Any U.S. Business Employee who is, immediately prior to the Closing, absent from work on account of short-term disability shall receive an offer of employment from Buyer (or one of its Subsidiaries) on the terms set forth in this Section
8.01 when he or she is able and willing to return to active employment; provided that such individual so returns within six months following the Closing Date (in this regard, Buyer or such Subsidiary shall make any reasonable accommodation required under Applicable Law to accommodate the disability that resulted in such individual being on such short-term disability). In addition, Buyer may, at its sole discretion, make offers of employment to the Additional Employees. Unless a written acceptance of an offer of employment is required by Applicable Law, a Business Employee or an Additional Employee who continues employment or who has received an offer shall be deemed to have accepted such continuance or offer, unless such Business Employee or Additional Employee, as the case may be, specifically declines such continuance or offer. Business Employees or Additional Employees (including in each case any Business Employees or Additional Employees returning from short-term disability) who accept such offer of employment shall collectively be the "TRANSFERRED EMPLOYEES". Transferred Employees who are based primarily in the United States shall collectively be the "TRANSFERRED EMPLOYEES (U.S.)". Buyer agrees to work with CellStar to develop an employee retention plan for all Transferred Employees; as contemplated by
Section 9.02(n), the Sellers shall be responsible for, and shall pay, all amounts payable under a mutually agreed-upon plan, together with all costs and expenses associated therewith. Buyer and CellStar agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for Transferred Employees (U.S.). Buyer and Sellers agree that the total Liabilities for any and all payments required by the various employment agreements, change of control agreements, indemnity agreements and any other similar agreements, with respect to any retention or performance-based bonus or other compensation arrangement, by and between CellStar, its Affiliates and Subsidiaries, and the officers, directors and employees thereof, including the Transferred Employees ("EMPLOYEE LIABILITIES") shall be allocated as follows: (i) CellStar shall be responsible for the amount of such Employee Liabilities as set forth on SCHEDULE 8.01(I) annexed hereto and (ii) Buyer shall be responsible for the amount of such Employee Liabilities as set forth on SCHEDULE 8.01(II) annexed hereto.

          8.02 Employee Communications. The initial communication with Business Employees or Additional Employees relating to the transactions contemplated by the Transaction Documents shall be agreed upon by the Parties. Thereafter, until the Closing, the Parties agree to consult with each other before making any further communication with Business Employees or Additional Employees of a similar widely disseminated nature, and no Party shall make any such further communication that is inconsistent with communications previously agreed upon unless the content thereof shall have been agreed upon by the other Party or Parties, as the case may be, (it being understood that CellStar may respond to questions from Business Employees or Additional Employees on matters within the scope of the initial communication and not inconsistent therewith).

          8.03 Acknowledgement. Buyer and CellStar acknowledge and agree that nothing contained in this Article 8 shall be construed to limit in any way the ability of Buyer or its Affiliates to terminate the employment of any Transferred Employee from and after the Closing Date; provided that such termination is in accordance with Applicable Law.

          8.04 No Third-Party Beneficiaries. Without limiting the generality of
Section 12.06, nothing in this Article 8, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person, including any current or former Business Employee (including any Transferred Employee), other than the Parties to this Agreement and their respective successors and assigns.

                                   ARTICLE 9
                              CONDITIONS TO CLOSING

          9.01 Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each Party) of the following conditions:

               (a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

               (b) all approvals of Governmental Authorities listed on SCHEDULE 9.01(B) annexed hereto shall have been obtained;

               (c) no provision of any Applicable Law shall prohibit the consummation of the Closing or subject Buyer or Sellers to any penalty or other condition that has, in the case of Sellers, a Material Adverse Effect; and

               (d) the Seller Stockholder Approval shall have been obtained.

          9.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer) of the following further conditions:

               (a) (i) Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement shall be true in all respects (disregarding immateriality, materiality, Material Adverse Effect or any other derivation of any of the foregoing contained in any such representations and warranties) when made and at and as of the Closing Date, as if made at and as of such date (except that any representation or warranty made as of a specified date other than the date hereof shall only be required to have been true on and as of such date), except where any failure of such representations and warranties to be so true in all respects would not result in a Material Adverse Effect), (iii) Sellers shall have operated the Business and held the Purchased Assets in the ordinary course of business consistent with past practices and (iv) Buyer shall have received a certificate signed by an officer of each Seller to the foregoing effect;

               (b) Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of such Parties certifying that attached thereto is a complete and correct copy of the charter, bylaws, or operating agreement, other applicable governance document and resolutions adopted by the board of directors or members of each such Person authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith by it and the transfer of the Purchased Assets to Buyer hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date hereof;

               (c) all consents of third parties required by the agreements and/or Parties listed in SCHEDULE 9.02(C) annexed hereto shall have been obtained;

               (d) Sellers shall have delivered possession and control of all of the Purchased Assets to Buyer, including, but not limited to, all material applicable keys, access cards and other entry devices;

               (e) all material governmental licenses, authorizations, permits, consents and approvals required to carry on the Business as now conducted shall have been transferred to or otherwise obtained by Buyer on or before the Closing Date;

               (f) each Seller a party thereto shall have entered into each of the Escrow Agreement and the Transition Services Agreement;

               (g) since the date of this Agreement, there shall have been no event, development or state of facts that results in or would result in a Material Adverse Effect;

               (h) Buyer shall have timely received from CellStar the Estimated Net Working Capital Statement in form and substance approved by Buyer, in its sole and absolute discretion;

               (i) Sellers shall have delivered to Buyer good standing certificates or the equivalent for each Seller from its jurisdiction of incorporation, and good standing certificates or the equivalent for each Seller and each Subsidiary required to deliver Purchased Assets from every foreign jurisdiction where they are registered to do business, all dated no earlier than ten (10) days before the Closing Date;

               (j) Buyer shall have received an opinion of Haynes and Boone, LLP, counsel for Sellers, dated the Closing Date, in substantially the form attached hereto as EXHIBIT F;

               (k) no order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of Buyer (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the transactions contemplated hereby;

               (l) this Agreement shall not have been terminated pursuant to
Article 11;

               (m) the employment agreements and/or modifications entered into by the Buyer and/or one of its Affiliates, on the one hand, and the key employees named on SCHEDULE 9.02(M) annexed hereto, on the other, as described in such Schedule, shall be in full force and effect;

               (n) Sellers, at their cost and expense, shall have implemented on or before December 31, 2006, a formal retention program in order to retain key employees for the period commencing on the date hereof through the Closing Date ("RETENTION PROGRAM"), such Retention Program to: (i) be in a form and substance reasonably satisfactory to Buyer (including, without limitation with respect to the timing of payments thereunder), (ii) provide for retention payments totaling no less than $1,500,000 (One Million Five Hundred Thousand Dollars), of which $1,000,000 (One Million Dollars) will be paid for CellStar's double commissions for its fourth quarter 2006 sales commission to be paid on or about January 15, 2007, and for its 2006 accrued bonus plan to be paid on or about March 1, 2007 and (iii) be in full force and effect through the Closing Date;

               (o) Buyer shall have received evidence, satisfactory to Buyer in its reasonable discretion with respect to CellStar's and its Subsidiaries' authority to use Microsoft software which has been utilized by CellStar and its Subsidiaries, provided that if such condition is satisfied, then the Baseline Net Working Capital amount shall be equal to $36,000,000 (Thirty Six Million Dollars);

               (p) all Liens with respect to the Purchased Assets (except in favor of Raymond Leasing Corporation and Wells Fargo Financial Leasing Inc. in respect of leased equipment referred to on SCHEDULE 3.11) shall be discharged, and all indebtedness under the Loan and Security Agreement dated as of September 28, 2001 between CellStar and each of its Subsidiaries signatories thereto and Wells Fargo Foothill, Inc., as amended, and the Term Loan and Security Agreement dated as of August 31, 2006 between CellStar and each of its Subsidiaries signatories thereto and CapitalSource Finance, LLC, as amended, and under CellStar's indenture dated as of February 20, 2002, with The Bank of New York, shall have been satisfied and paid in full;

               (q) on or before the Closing Date, Buyer shall have received (i) a letter agreement in form and substance satisfactory to Buyer in its sole discretion from CellStar and its Subsidiaries expressly acknowledging, without limiting anything contained in this Agreement, that the Excluded Liabilities of the Asset Selling Entities which are not being assumed by Buyer include certain accounts payable and accrued expenses referred to on SCHEDULE 2.09(A)(I) and
SCHEDULE 2.05(A) and (ii) a Schedule in form and substance reasonably satisfactory to Buyer from CellStar and its Subsidiaries reflecting CellStar's good faith best estimate of such Excluded Liabilities and such accounts payable;

               (r) all intercompany receivables and payables between the Business, on the one hand, and any Retained Business, on the other hand, shall have been eliminated;

               (s) Buyer shall have received evidence, satisfactory to Buyer in its sole discretion, in respect of Tax or similar clearance from appropriate Governmental Authorities in the States of Florida and Texas;

               (t) Buyer shall have received evidence, satisfactory to Buyer in its sole discretion, in respect of the payment in full of all obligations due to officers, directors and employees of CellStar and its Subsidiaries payable by CellStar and its Subsidiaries, including payments to be made under any employment, consulting or non-competition agreement, change of control agreement, indemnity agreement, any retention or performance-based bonus or other compensation agreement, and any similar agreements, whether written or oral, and any payment obligations arising out of the termination by CellStar of any of its employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Transaction Documents (collectively, "CELLSTAR EMPLOYER PAYMENT OBLIGATIONS"), including, without limitation, all payments of Sellers in respect of the Retention Program; provided however that, with respect to payments due in respect of any CellStar Employer Payment Obligations, other than to Robert A. Kaiser, following the Closing, nothing herein shall require an accelerated payment by CellStar thereon so long as adequate provision (through the establishment of reserves, setting aside of funds or otherwise), as may be mutually agreed upon by the Parties, shall be made by CellStar for the payment thereof; and provided, further, that Buyer shall have received evidence, satisfactory to Buyer, in its sole discretion, in respect of the payment in full of all amounts which may be due on or after the Closing to Robert A. Kaiser under the Kaiser Employment Agreement and any other agreements with CellStar and its Subsidiaries arising out of the termination of his employment in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Transaction Documents;

               (u) the delivery of documents listed in Section 2.08(b) and such other documents as Buyer may reasonably request to effect the transaction contemplated by the Transaction Documents;

               (v) CellStar shall have taken such action, which is satisfactory to Buyer in its sole discretion, as may be necessary to ensure that no liability shall attach to Buyer or any Affiliate thereof in respect of CellStar's stockholder rights plan;

               (w) the Technical Service Agreement and the Supply Agreement shall have been extended and assigned to Buyer and shall be the only Material Contracts in existence at Closing in respect of Sellers' business in Colombia which is not terminable on less than sixty (60) days' notice without penalty; and

               (x) Sellers shall have entered into the Transaction Documents to which such Sellers are to be party thereto in accordance herewith.

          9.03 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Sellers) of the following further conditions:

               (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true in all respects (disregarding immateriality, materiality, Material Adverse Effect or any other derivation of any of the foregoing contained in any such representations and warranties) when made and at and as of the Closing Date, as if made at and as of such date, (except that any representation or warranty made as of a specified date, other than the date hereof, shall only be required to have been true on and as of such date), except where any failure of such representations and warranties to be so true in all respects would not result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby; and (iii) CellStar shall have received a certificate signed by an officer of Buyer to the foregoing effect;

               (b) Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to CellStar, of the Secretary or an Assistant Secretary of Buyer certifying that attached thereto is a complete and correct copy of the charter, bylaws, and resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith by it; and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date hereof;

               (c) no order of any Governmental Authority shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of CellStar (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the transactions contemplated hereby;

               (d) Sellers shall have received an opinion of Blank Rome, LLP, counsel for Buyer, dated the Closing Date, in substantially the form attached hereto as EXHIBIT G;

               (e) Buyer shall have entered into the Transition Services Agreement;

               (f) the delivery of such other documents as Sellers may reasonably request to effect the transaction contemplated by the Transaction Documents; and

               (g) Buyer shall have entered into the Transaction Documents to which Buyer is to be party thereto in accordance herewith.

                                   ARTICLE 10
                            INDEMNIFICATION; SURVIVAL

          10.01 Indemnification by Sellers. The Sellers, jointly and severally, hereby indemnify and agree to defend and hold harmless Buyer from and against any and all losses, obligations, deficiencies, liabilities, claims (whether actual or threatened), damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal fees and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto or the enforcement of this Agreement) ("LOSSES") which Buyer or any of its respective Affiliates (collectively, with the Buyer, the "BUYER INDEMNIFIED PARTIES" and each, individually, a "BUYER INDEMNIFIED PARTY") may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any misrepresentation of a fact contained in any representation of any Seller contained in this Agreement, (b) the breach by any Seller of any warranty or covenant made by any of them in this Agreement, (c) (i) any unpaid federal, state, local and foreign Taxes of the Business for any Pre-Closing Tax Periods and the portion through the Closing Date for any Tax period which does not end on the Closing Date and (ii) any Liability or obligation for the unpaid Taxes of the Business including under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) as a transferee or successor, by contract or otherwise, (d) any liability or obligation of any of Sellers arising out of or relating to any of the Excluded Liabilities, including without limitation, any amounts which may be due under the Kaiser Employment Agreement and any other agreement with Robert A. Kaiser, (e) any Losses incurred as a result of Sellers' waiver or noncompliance with the bulks sales laws, and
(f) any claims, charges, suits or legal proceedings against Buyer or its Affiliates by or on behalf of any employee as a result of (i) illegal or unlawful misconduct on or before the Closing Date, including without limitation, the proceedings disclosed on the schedules annexed to this Agreement and (ii) any retention agreement or retention memoranda agreed to with, or issued in favor of, any employee.

          10.02 Indemnification by Buyer. Buyer hereby indemnifies and agrees to defend and hold harmless Sellers from and against any and all Losses which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) any misrepresentation of a material fact contained in any representation of Buyer contained in this Agreement, (b) the breach by Buyer of any warranty or covenant made by it in this Agreement, and (c) the enforcement, at the Buyer's request, of the Non-Competition and Confidentiality Covenants of Robert A. Kaiser.

          10.03 Third Party Claims. If a claim by a third party is made against any Party or Parties hereto and the Party or Parties against whom said claim is made intends to seek indemnification with respect thereto under Section s 10.01 or 10.02, the Party or Parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder except to the extent that such failure materially and adversely affects the indemnifying party or parties due to the inability to timely defend such action. The indemnifying party or parties shall have ten (10) Business Days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the indemnified party and the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying party or parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the indemnifying party and the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld) the claim at their exclusive discretion, at the risk and expense of the indemnifying parties.

          10.04 Assistance. Regardless of which Party is controlling the defense of any claim, each Party shall act in good faith and shall provide reasonable documents and cooperation to the Party handling the defense.

          10.05 Survival of Representations, Warranties and Covenants. Each of the Parties hereto hereby agrees that representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of six (6) months (the "SURVIVAL PERIOD"), at which point they shall terminate and no claim for indemnification thereafter shall be brought in respect of them, except that a representation or warranty with respect to Section 3.02 (Corporate Authorization), Section 3.04 (Noncontravention), Section 3.05 (Required Consents), Section 3.08 (SEC Filings; Financial Statements; Disclosure Controls), Section 3.10 (No Undisclosed Liabilities), Section 3.18 (No Violation of Law), Section 3.26 (Employee Benefit Plans), Section 3.27 (Employee and Labor Matters), Section 3.28 (Environmental Matters) and Article 7 (Tax Matters) shall survive until the earlier of the expiration of two (2) years from the Closing Date or the liquidation or dissolution of CellStar, provided, however, that the liquidation or dissolution of CellStar shall not occur during the Applicable Period in accordance with Section 5.15 hereof. The covenants set forth in this Agreement or any agreements executed pursuant hereto, shall survive the Closing until such covenants have been performed or waived by the Party seeking enforcement thereof. Notwithstanding the right of Buyer to investigate the Purchased Assets, the Business and Seller and its Subsidiaries, and notwithstanding any knowledge determined or determinable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by Seller and its Subsidiaries in this Agreement or pursuant hereto.

          10.06 Limitations on Indemnification. Notwithstanding anything contained in this Agreement to the contrary, Sellers on the one hand, and Buyer on the other hand, shall not be obligated to indemnify the other Party or Parties, as the case may be, unless and until such other Party's or Parties', as the case may be, Losses equal or exceed $500,000 (the "BASKET"); provided, that to the extent the amount of Losses exceeds the Basket, the indemnified party shall be entitled to recover the Basket amount as well as the amount of Losses in excess of the Basket amount. The Sellers' total liability for all Losses under this Article 10 shall be limited to an aggregate amount of $17,600,000 (Seventeen Million Six Hundred Thousand Dollars) inclusive of the Escrow Amount (the "INDEMNITY CAP"). Notwithstanding the foregoing, Losses arising out of or relating to a breach of Section 5.15 (Restrictions on Sellers' Liquidation and Dissolution and Other Actions) shall not be subject to the Basket or Indemnity Cap. Furthermore, nothing contained in this Section 10.06 shall relieve or limit the liability of any Party hereto from any Liability arising out of or resulting from the actual fraud or intentional misrepresentation of such Party in connection with the transactions contemplated by this Agreement.

          10.07 Matters Relating to Factoring Arrangements. In the event Buyer is indemnified under this Article 10 for Losses sustained, suffered or incurred as a result of the sale of goods which did not conform to the requirements of any Factoring Arrangements, CellStar shall be entitled to seek recourse against the applicable customer in respect thereof provided that in any such case Buyer shall receive from CellStar reasonable advance written notice and consultation rights in connection therewith.

          10.08 Exclusive Remedy. In the absence of fraud, the provisions of this Article 10 shall, together with the arrangements contemplated by the Escrow Agreement, constitute the sole and exclusive remedy of any indemnified party from and after the Closing with respect to Losses arising under this Agreement.

                                   ARTICLE 11
                                  TERMINATION

          11.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual written consent of Buyer and each Seller;

               (b) by Buyer, on the one hand, or Sellers, on the other hand, if
(i) the Closing shall not have been consummated by May 31, 2007, provided, however, that such date shall be extended for a period of sixty (60) days if the staff of the SEC has not approved the Proxy Statement by March 30, 2007; provided further, however, that the right to terminate this Agreement under this
Section 11.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date or (ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

               (c) by Buyer, if Buyer is not in material breach of any of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller and (i) any Seller is not using its reasonable best efforts to cure such breach or have not cured such breach, in either case, within ten (10) Business Days after receipt of notice of such breach by such Seller (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 9.02 would not then be satisfied;

               (d) by Sellers, if Sellers are not in material breach of any of their representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this

Agreement on the part of Buyer and (i) Buyer is not using its reasonable efforts to cure such breach or has not cured such breach, in either case, within ten
(10) Business Days, after receipt of notice of such breach by Buyer (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 9.03 would not then be satisfied;

               (e) by Buyer, if the Seller Board shall have (A) failed to make the Seller Recommendation, (B) withdrawn the Seller Recommendation, (C) modified the Seller Recommendation in a manner adverse to Buyer, (D) approved or recommended to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into any agreement with respect to an Acquisition Proposal, (E) after an Acquisition Proposal has been made, fails to affirm the Seller Recommendation within five (5) days of any request by Buyer to do so notwithstanding any continued evaluation of such Acquisition Proposal, (F) recommended that the stockholders tender their shares in any tender offer or exchange offer that is commenced which, if successful, would result in any Person or group becoming a beneficial owner of 20% or more of the outstanding capital stock of CellStar or (G) shall have resolved to do any of the foregoing;

               (f) by Sellers, if the Seller Board shall have concluded in good faith, after consultation with outside counsel, that such action is necessary in order for it to be deemed to have acted in a manner consistent with its fiduciary duties under the DGCL and under any other Applicable Law in connection with its approval of a Superior Proposal; provided that Buyer does not make, within two (2) Business Days of receipt of CellStar's written notification of its intention to terminate this Agreement pursuant to this Section 11.01(f), an offer that the Seller Board determines, in good faith after consultation with its financial advisors of nationally recognized reputation, is at least as favorable, from a financial point of view, to the stockholders of CellStar as such Superior Proposal. CellStar shall (A) not enter into a binding agreement with respect to a Superior Proposal until at least two (2) Business Days after it has provided the notice to Buyer required hereby, and (B) notify Buyer promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification, provided that contemporaneously with such termination, CellStar shall have made the payment of the fee to Buyer required by it under Section 11.02(a) by wire transfer in same day funds; and

               (g) by Sellers or Buyer, if the Seller Stockholders' Approval shall not have been obtained at the Seller Stockholders' Meeting; provided further, however, that the right to terminate this Agreement under this Section 11.01(g) shall not be available to Sellers if the failure to obtain the Seller Stockholders' Approval shall have been caused by the action or failure to act by Sellers and such action or failure constitutes a material breach by Sellers of this Agreement.

          11.02 Effect of Termination.

               (a) In the event of the termination of this Agreement as provided in this Article 11, this Agreement shall, forthwith become null and void and there shall be no liability on the part of any Party hereto, provided, however, that nothing herein shall relieve any Party from liability for any willful breach hereof. Such a termination shall not, however, affect the obligations of the Parties with respect to Section 3.25 (Finder's Fee), Section 4.06 (Finder's

Fee), Section 5.04 (Investigation), Section 5.08 (Confidentiality), Section 6.04 (Public Announcements) and Article 12 (Miscellaneous). Furthermore, CellStar shall pay to Buyer, the sum of $3,080,000 (Three Million Eighty Thousand Dollars) (the "TERMINATION FEE"), plus Buyer's costs and expenses (including reasonable attorney's fees and expenses) incurred in connection with this Agreement in the event that this Agreement is terminated as follows: (i) if Sellers shall terminate this Agreement pursuant to Section 11.01(f); (ii) if Buyer shall terminate this Agreement pursuant to Section 11.01(e); or (iii) if
(A) Buyer or Sellers shall terminate this Agreement pursuant to Section 11.01(g), (B) at any time after the date of this Agreement and before the Seller Stockholders' Meeting an Acquisition Proposal shall have been publicly announced and (C) within one year of such termination CellStar and/or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction with respect to, any Acquisition Proposal. Any Termination Fee payable under this provision shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated under the circumstances set forth in this Section 11.02(a), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

               (b) If Sellers terminate this Agreement pursuant to Section 11.01(d), Buyer shall pay to CellStar its actual costs and expenses (including reasonable attorney's fees and expenses). If Buyer terminates this Agreement pursuant to Section 11.01(c), CellStar shall pay to Buyer its actual costs and expenses (including reasonable attorney's fees and expenses).

               (c) Any payment required to be made pursuant to Section 11.02(a)(i) shall be paid prior to or contemporaneously with, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to
Section 11.01(f). Any payment required to be made pursuant to Section 11.02(a)(ii) and (a)(iii) or Section 11.01(b) shall be paid not later than two
(2) Business Days after the date of termination. All payments under this Section 11.02(c) shall be made by wire transfer of immediately available funds to an account designated by Buyer or CellStar, as the case may be. Buyer and Sellers acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer and Sellers would not enter into this Agreement. Accordingly, if Buyer or Sellers fail promptly to pay any amount due pursuant to this Section
11.02 and, in order to obtain such payment, Buyer or Sellers commence a suit which results in a judgment against the other Party or Parties for the fees set forth in this Section 11.02, the Party or Parties failing to make payment shall pay to the other Party or Parties their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the payment to be made at the prime rate in effect on the date such payment is required to be made as reported in The Wall Street Journal, as liquidated damages.

                                   ARTICLE 12
                                 MISCELLANEOUS

          12.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Buyer:         2601 Metropolis Corp.
                     c/o Brightpoint, Inc.
                     2601 Metropolis Parkway, Suite 210
                     Plainfield, Indiana 46168
                     Attn: Steven E. Fivel, Esq.
                     Fax: (317) 707-2514

     with a copy to: Blank Rome LLP
                     405 Lexington Avenue
                     New York, New York 10174
                     Attn: Robert J. Mittman, Esq.
                     Fax: (212) 885-5001

If to Sellers:       CellStar Corporation
                     601 S. Royal Lane
                     Coppell, Texas 75019
                     Attn: Elaine Flud Rodriguez, Esq.
                     Fax: (972) 462-3566

     with a copy to: Haynes and Boone, LLP
                     901 Main Street, Suite 3100
                     Dallas, Texas 75202-3789
                     Attn: William R. Hays, III, Esq.
                     Fax: (214) 651-5940

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          12.02 Amendments and Waivers.

               (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

               (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          12.03 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement (a) by CellStar or any of its Subsidiaries (including, for costs incurred prior to the Closing) shall be paid by CellStar and (b) by Buyer or any of its Affiliates (including, for costs incurred following the Closing) shall be paid by Buyer.

          12.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto. Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Sellers, to (i) any Affiliate of Buyer, (ii) any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or the Business or (iii) any of Buyer's financing sources as collateral; provided that, in the case of each of clauses (i) through (iii), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder; and provided further that between the date hereof and the Closing Date, Buyer intends to form or cause to be formed one or more Subsidiaries or Affiliates, and in connection therewith Buyer may on or prior to the Closing assign and delegate any or all of its interest herein and duties and obligations hereunder (including to make payments, acquire assets, and assume Liabilities at the Closing) to and among such Subsidiaries and Affiliates, but no such assignment or delegation shall relieve Buyer of any of its obligations hereunder (other than its obligation to assume an Assumed Liability relating to the operation of the Business to the extent such obligation was so assigned to a Subsidiary or Affiliate of Buyer).

          12.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to its choice of law principles. Each of Buyer and Sellers hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought in any such courts has been brought in an inconvenient forum.

          12.06 Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by each other Party hereto. Until and unless each of Buyer, on the one hand, and Sellers, on the other hand, has received a counterpart hereof signed by the other(s), this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 10.01 and Section 10.02, no provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

          12.07 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

          12.08 Bulk Sales Laws. Buyer and Sellers each hereby waive compliance by Sellers with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state in connection with the sale of the Purchased Assets, except in respect of bulk sales type notifications or other similar requirements relating to Taxes.

          12.09 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          12.10 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement to be performed following the Closing were not performed in accordance with the terms thereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of any such provision or to enforce specifically the performance of any such provision in a court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK;
                     THE NEXT PAGE IS THE SIGNATURE PAGE.]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        2601 METROPOLIS CORP.


                                        By: /s/ J. Mark Howell
                                            ------------------------------------
                                        Name: J. Mark Howell
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        CELLSTAR CORPORATION


                                        By: /s/ Robert Kaiser
                                            ------------------------------------
                                        Name: Robert Kaiser
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------


                                        NATIONAL AUTO CENTER, INC.


                                        By: /s/ Robert Kaiser
                                            ------------------------------------
                                        Name: Robert Kaiser
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------


                                        CELLSTAR, LTD.


                                        By: /s/ Robert Kaiser
                                            ------------------------------------
                                        Name: Robert Kaiser
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------


                                        CELLSTAR FULFILLMENT, LTD.


                                        By: /s/ Robert Kaiser
                                            ------------------------------------
                                        Name: Robert Kaiser
                                              ----------------------------------
                                        Title: Chief Executive Officer
                                               ---------------------------------

LIST OF OMITTED EXHIBITS AND SCHEDULES
--------------------------------------

Exhibit                   Description
-------                   -----------
EXHIBIT A                 Form of Assignment and Assumption Agreement
EXHIBIT B-1               Form of License Agreement (Mexico)
EXHIBIT B-2               Form of License Agreement (Chile)
EXHIBIT C                 Form of Escrow Agreement
EXHIBIT D                 Form of Transition Services Agreement
EXHIBIT E                 Form of Certification Statement
EXHIBIT F                 Form of Opinion of Sellers' Counsel
EXHIBIT G                 Form of Opinion of Buyer's Counsel

Schedule                  Description
--------                  -----------
Schedule 1.01(a)(i)       Additional Employees
Schedule 1.01(a)(ii)      Business
Schedule 1.01(a)(iii)     Business Employees
Schedule 1.01(a)(iv)      Contract and Other Personnel
Schedule 1.01(a)(v)       Leased Real Property
Schedule 1.01(a)(vi)      Retained Businesses
Schedule 2.02             Purchased Assets
Schedule 2.02(b)          Personal Property
Schedule 2.02(d)          Contract Rights
Schedule 2.02(i)          Excluded Insurance
Schedule 2.02(p)          Other Assets
Schedule 2.03             Excluded Assets
Schedule 2.03(j)          Intercompany Receivables
Schedule 2.04             Assumed Liabilities
Schedule 2.05(a)          Other Excluded Liabilities
Schedule 2.05(f)          Certain Retained Employee Liabilities
Schedule 2.07             Purchase Price Allocation
Schedule 2.09(a)(i)       Excluded Payable for Net Working Capital
Schedule 2.09(a)(ii)      Net Working Capital Accounting Principles
Schedule 2.09(a)(iii)     Treatment of Certain Intercompany Balances

Schedule 2.09(a)(iv)      Net Working Capital Illustration
Schedule 2.09(b)          Estimated Net Working Capital
Schedule 2.09(c)(i)       Net Other Assets and Liabilities Accounting Principles
Schedule 2.09(c)(iii)     Net Other Assets and Liabilities Illustration
Schedule 3.01             Subsidiaries
Schedule 3.04             Noncontravention
Schedule 3.05             Required Consents
Schedule 3.07             Business Financial Statements
Schedule 3.08(a)          Seller SEC Documents
Schedule 3.08(b)          Seller Financial Statements
Schedule 3.08(c)          Controls
Schedule 3.09             Absence of Certain Changes
Schedule 3.11             Assets
Schedule 3.14             Material Contracts
Schedule 3.15             Solvency
Schedule 3.16             Change of Control
Schedule 3.17             Litigation
Schedule 3.19             Governmental Approvals/Consents
Schedule 3.22             Intellectual Property
Schedule 3.23             Systems and Software
Schedule 3.24             Banks; Powers of Attorney
Schedule 3.26             Employee Benefit Plans
Schedule 3.27(b)          Employee and Labor Matters
Schedule 3.27(d)          COBRA and Related Matters
Schedule 3.28             Environmental Matters
Schedule 3.29             Insurance
Schedule 3.30             Customer and Supplier Relationships
Schedule 3.31             Accounts Receivable
Schedule 3.32             Accounts Payable
Schedule 3.33             Earn-Out Payments
Schedule 3.34             Related Party and Affiliate Transactions
Schedule 3.37             Foreign Authorized Agents

Schedule 3.38             Product Warranty
Section 5.02(ix)          Permitted Liquidations
Schedule 5.07             Non-Competition
Schedule 6.07             Employees -- Non-Solicitation
Schedule 7.01             Tax Matters
Schedule 8.01(i)          Employee Liabilities (to be paid by CellStar)
Schedule 8.01(ii)         Employee Liabilities (to be paid by Buyer)
Schedule 9.01(b)          Governmental Approvals
Schedule 9.02(c)          Third Party Consents
Schedule 9.02(m)          Key Employees